Exhibit 2.2

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SN MARQUIS LLC,

as Seller

AND

LONESTAR RESOURCES US, INC.

as Buyer

Dated May 26, 2017

MARQUIS ASSETS SALE

FAYETTE, GONZALES AND LAVACA COUNTIES, TEXAS

TABLE OF CONTENTS

List of Exhibits

Exhibit A	Leases
Exhibit A-1	Target Formation Log
Exhibit B	Wells
Exhibit C	Form of Assignment
Exhibit D	Form of Affidavit of Non-Foreign Status
Exhibit E	Excluded Assets
Exhibit F	Form of Registration Rights Agreement

List of Schedules

Schedule 1.1(a)	Buyer’s Knowledge Representatives
Schedule 1.1(b)	Seller’s Knowledge Representatives
Schedule 4.1(c)(14)	Balancing Obligations
Schedule 6.3	Conflicts
Schedule 6.5	Consents
Schedule 6.6	Preferential Rights
Schedule 6.9	Litigation
Schedule 6.10	Material Agreements
Schedule 6.11	AFEs
Schedule 6.12	Taxes
Schedule 6.14	Compliance with Laws and Governmental Authorizations
Schedule 6.15	Environmental Matters
Schedule 6.17	Well Status and Abandonments
Schedule 6.18	Bonds and Credit Support
Schedule 6.19	Suspense Funds
Schedule 6.20	Imbalances
Schedule 6.21	Insurance
Schedule 6.22	Royalties
Schedule 6.23	Non-Consent Operations
Schedule 6.24	Undeveloped Leases
Schedule 7.14(a)	Buyer Capitalization Disclosure Schedule
Schedule 8.1	Conduct of Business

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is dated this 26th day of May, 2017 (the “Execution Date”), by and between SN Marquis LLC, a Delaware limited liability company, (“Seller”), and Lonestar Resources US, Inc., a Delaware Corporation, (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and individually as, a “Party”.

RECITALS

WHEREAS, Seller owns certain oil and gas interests and associated assets located in Fayette, Gonzales and Lavaca Counties, Texas (collectively, as more fully defined in Section 1.1 the “Assets”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

DEFINITIONS AND REFERENCES

1.1    Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in this Section 1.1:

“AAA” means the American Arbitration Association.

“Accounting Expert” has the meaning set forth in Section 13.1(b).

“AFE” has the meaning set forth in Section 6.11.

“Affected Asset” has the meaning set forth in Section 4.4(b)(1).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Defect Deductible” means 3.0% of the unadjusted Purchase Price.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 2.3(a).

“Applicable Contracts” means those Contracts to which Seller is a party or is bound, that relate to the Assets and that will be binding on Buyer or any of the Assets following Closing, only to the extent they relate to the Assets.

“Asset Taxes” means all ad valorem, property, production, excise, severance and all other similar Taxes assessed against the Assets or based on or measured by the value or ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds therefrom (but, for the avoidance of doubt, shall not include income, franchise or similar Taxes or Subject Transfer Taxes).

“Assets” means all of Seller’s right, title, and interest in and to the following (but specifically excluding the Excluded Assets):

(a)    (1) those oil, gas and mineral leases and fee mineral interests described in Exhibit A (collectively, the “Leases”), including all leasehold estates, royalty interests, overriding royalty interests, net profits interests, or similar interests associated with such oil, gas and mineral leases and fee mineral interests and (2) the lands covered by the Leases and all lands pooled, communitized or unitized with the lands covered by the Leases (collectively, the “Lands”);

(b)    the Hydrocarbons under the Lands and that may be produced and saved under or otherwise be allocated or attributed to the Lands;

(c)    the oil, gas, water, injection or disposal wells located on the Lands, whether producing, shut-in, or temporarily or permanently abandoned, including those described in Exhibit B (the “Wells” and, together with the Leases and Lands, the “Properties”);

(d)    all equipment, machinery, fixtures and other tangible personal property and improvements located on the Lands or primarily used or primarily held for use in connection with the operation of the Properties or the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, the Control Systems, machinery, roads, and other appurtenances, improvements and facilities (all of the foregoing, excluding the Wells, collectively “Equipment”);

(e)    all surface leases, rights-of-way, licenses, easements and other surface rights agreements primarily used or primarily held for use in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the Properties (collectively, the “Surface Contracts”);

(f)    all existing and effective Applicable Contracts, including purchase contracts, joint operating agreements, exploration agreements, development agreements, unitization agreements, unit operating agreements, balancing agreements, farmout agreements, drilling contracts, service agreements, transportation, processing, treatment or gathering agreements, equipment leases, other leases of personal property and other contracts, agreements and instruments;

(g)    originals (to the extent in Seller’s possession) or copies of all files, records, and data relating to the Assets described in clauses (a) through (f) above, which records shall include: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating to the other Assets; maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; appraisals, joint interest billing decks and other partner details, lease operating statements and Asset Tax records; provided, however, that (1) those items referenced above in this sub-section (g) that are subject to a valid legal privilege or to disclosure or transfer restrictions owing by Seller to a Third Party, (2) those items referenced above in this sub-section (g) that are not transferable without payment of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), and (3) all e-mails and other electronic files on Seller’s servers and networks relating to the foregoing items referenced in this sub-section (g) in each case, shall be excluded (the foregoing items, taking into account the exclusions listed above, collectively, the “Records”);

(h)    to the extent assignable, all Governmental Authorizations primarily used or primarily held for use in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the Properties; and

(i)    to the extent assignable without the payment of fees or other penalties, unless Buyer has agreed in writing to pay the same, all geophysical and other seismic and related technical data and information primarily relating to the Properties.

“Assignment” has the meaning set forth in Section 12.3(a).

“Assumed Liabilities” has the meaning set forth in Section 14.1.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.2(a).

“Buyer Taxes” means (a) all Subject Transfer Taxes, (b) all Taxes imposed on or asserted against Buyer in respect of its business or the acquisition of the Assets for any taxable period or portion thereof, whether before or after the Closing Date, (c) all Asset Taxes for any taxable period or portion thereof on and after the Effective Time, and (d) all other Taxes to the extent attributable to the obligations of Buyer hereunder.

“Buyer’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of those Persons listed on Schedule 1.1(a).

“Buyer Material Adverse Effect” shall mean any Event, when taken together with other Events, that, individually or in the aggregate: (a) is, or is reasonably likely to become, materially adverse to the business, assets, financial condition, properties, liabilities or results of operations of the Buyer and its subsidiaries, taken as a whole; provided, however, that none of the following Events shall be deemed to constitute, and none of the following Events shall be taken into account in determining whether there has been, a “Buyer Material Adverse Effect”: (1) national, international, regional or local business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (2) events affecting the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities or any market or index); (3) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (4) increases in energy, electricity, natural gas, oil, or other raw materials or operating costs; (5) changes or reinterpretations in GAAP or Law; (6) the taking of any action required by this Agreement; (7) changes as a result of the negotiation, announcement, execution or performance of this Agreement; (8) changes in prices of Hydrocarbons, including changes in price differentials; (9) orders, actions or inactions of any Governmental Entity; (10) earthquakes, hurricanes, floods, or other natural disasters.

“Cap” has the meaning set forth in Section 14.2(c)(2).

“Cash Consideration” has the meaning set forth in Section 2.2.

“Casualty Loss” has the meaning set forth in Section 8.3(b).

“Claim” means any claim, demand, cause of action, petition or similar notice.

“Claim Notice” has the meaning set forth in Section 14.3(a).

“Class A Common Stock” has the meaning set forth in Section 7.14(a).

“Class B Common Stock” has the meaning set forth in Section 7.14(a).

“Closing” has the meaning set forth in Section 12.1.

“Closing Amount” means the Preliminary Purchase Price, less the Performance Deposit.

“Closing Date” has the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition” has the meaning set forth in Section 5.1(a).

“Confidential Information” has the meaning set forth in Section 8.2(d).

“Consent” has the meaning set forth in Section 6.5.

“Contract” means any written contract or agreement, including farmin and farmout agreements; participation, exploration and development agreements; drilling contracts and service agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; joint operating agreements; balancing agreements; unitization agreements; unit operating agreements; processing agreements; facilities or equipment leases; and other similar Contracts, but excluding, however, master service agreements and any other blanket contracts, the Surface Contracts, the Leases and any other instrument creating or evidencing any real property included in Assets.

“Control Systems” means equipment, software licenses, communication equipment, computer hardware, computer software, servers, networks, network connections, Distributed Control System (DCS) equipment, Programmable Logic Controllers (PLC) and other associated equipment, to the extent, and only to the extent, the same are used primarily as part of the process control and safety system of the production facilities included in the Assets, including, for the avoidance of doubt, SCADA systems and the supporting equipment required to operate SCADA systems, but excluding any licenses required to be obtained from any Governmental Entity for the operation of any of the foregoing or any software proprietary to Seller or its Affiliates being used with the Control Systems.

“Cure Period” has the meaning set forth in Section 4.2(i).

“Customary Post-Closing Consents” means the consents, approvals and authorizations for the assignment of the Assets to another Person that are customarily obtained after the assignment of properties similar to the Assets, including consents, approvals and authorizations, the failure of which to have would not (i) cause the assignment of the Assets affected thereby to Buyer to be void, (ii) give the holder of such consent, authorization or approval the right to terminate the applicable underlying contract, agreement or other instrument under the express terms thereof or (iii) give the holder of such consent, authorization or approval a Claim for liquidated damages pursuant to the express terms of the applicable underlying contract, agreement or other instrument.

“Deductible” has the meaning set forth in Section 14.2(c)(1).

“Defect Notice Date” means 5:00 p.m. Central Time on the date that is 17 days after the first Business Day after the Execution Date.

“Defensible Title” has the meaning set forth in Section 4.1(b).

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement or the transactions contemplated hereby (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“DOJ” means the U.S. Department of Justice.

“Due Diligence Period” has the meaning set forth in Section 3.1.

“Due Diligence Review” has the meaning set forth in Section 3.1.

“Effective Time” means January 1, 2017, at 12:01 a.m. local time where the Assets are located.

“Environment” has the meaning set forth in Section 5.1(b).

“Environmental Adjustment Amount” has the meaning set forth in Section 5.3(c).

“Environmental Assessment” has the meaning set forth in Section 3.3(a).

“Environmental Defect” has the meaning set forth in Section 5.1(c).

“Environmental Defect Expert” has the meaning set forth in Section 5.3(f)(1).

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Defect Property” has the meaning set forth in Section 5.3(a).

“Environmental Defect Value” has the meaning set forth in Section 5.3(a).

“Environmental Disputed Matters” has the meaning set forth in Section 5.3(f).

“Environmental Dispute Notice” has the meaning set forth in Section 5.3(f).

“Environmental Law” has the meaning set forth in Section 5.1(d).

“Environmental Liabilities” has the meaning set forth in Section 5.1(e).

“Equipment” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Event” has the meaning set forth in Section 1.1 under the defined term “Material Adverse Effect”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) (1) all corporate, financial, income, Tax, legal and other records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) and (2) all books, files and other records that relate to the Excluded Assets (whether or not also relating to any Asset); (b) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and attributable to periods prior to the Effective Time in accordance with the principles of Section 9.1; (c) all production, trade credits, all accounts, receivables, note receivables, take or pay amounts receivable, other receivables, proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (d) any refunds due Seller by a Third Party for any overpayment of rentals, royalties, production payments or other amounts attributable to the Assets with respect to any period of time prior to the Effective Time; (e) any causes of action, claims and other rights

(including for indemnification and defense) of Seller to the extent arising prior to the Effective Time; (f) all of Seller’s motor vehicles, trailers and associated personal property; (g) all of Seller’s radio equipment and associated licenses, other than the Control Systems; (h) all of Seller’s computers, computer hardware, software, servers, networks and network connections and associated information technology equipment, other than the Control Systems; (i) all of Seller’s proprietary technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use commercially reasonable efforts to obtain a waiver from such Third Party to disclose such data or Contract); (k) all geophysical and other seismic and related technical data and information primarily relating to the Properties to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Buyer agrees in writing to pay such fee or penalty); (l) office leases; and (m) those Contracts and other assets described on Exhibit E.

“Execution Date” has the meaning set forth in the Preamble.

“Final Purchase Price” has the meaning set forth in Section 13.1(a).

“Final Section 1060 Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Final Settlement Date” has the meaning set forth in Section 13.1(a).

“Final Settlement Statement” has the meaning set forth in Section 13.1(a).

“Final Settlement Statement Due Date” has the meaning set forth in Section 13.1(a).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of (a) Seller contained in Section 6.1, Section 6.2, Section 6.4, Section 6.7, Section 6.12 and Section 6.13, and (b) Buyer contained in Section 7.1, Section 7.2, Section 7.4, Section 7.6, Section 7.9 and Section 7.10.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the documents governing the formation and internal operation of a Person, including (a) in the instance of a corporation, the articles/certificate of incorporation and bylaws of such corporation, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement of such limited liability company.

“Governmental Authorizations” means any federal, state or local governmental license, permit, franchise, order, exemption, variance, waiver, authorization or certificate, or any application therefor.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” has the meaning set forth in Section 5.1(f).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means, with respect to the Assets, any imbalance at (a) the wellhead between (1) the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and (2) the shares of production from the relevant Well to which Seller was entitled, or (b) the pipeline flange (or inlet flange at a processing plant or similar location) between (1) the amount of Hydrocarbons nominated by or allocated to Seller and (2) the Hydrocarbons actually delivered on behalf of Seller.

“Indemnified Party” has the meaning set forth in Section 14.3(a).

“Indemnifying Party” has the meaning set forth in Section 14.3(a).

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(b).

“Individual Title Threshold” has the meaning set forth in Section 4.2(f).

“Lands” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Leases” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Legal Right” means, to the extent arising from, or in any way related to the Assets, the legal authority and right, including through the exercise of voting, managerial or other similar authority or right, if any; provided, however, that a Legal Right shall be deemed not to exist with respect to any contemplated conduct unless Seller reasonably determines that such conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any Contract, applicable Law, duty or any other obligation.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement or interest, hypothecation, pledge or other deposit arrangement, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation), conditional sale, title retention or other similar agreement, preemptive or similar right, or any option; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Losses” has the meaning set forth in Section 14.2.

“Material Adverse Effect” means, any state of facts, change, event, effect or occurrence (each, an “Event”), when taken together with all other Events, that has a material adverse effect on (a) the ability of Seller to consummate the transactions contemplated by this Agreement or (b) the ownership or operation condition of the Assets (as currently owned and operated), taken as a whole; provided, however, that none of the following Events shall be deemed to constitute, and none of the following Events shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (1) national, international, regional or local business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (2) events affecting the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities or any market or index); (3) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (4) increases in energy, electricity, natural gas, oil, or other raw materials or operating costs; (5) changes or reinterpretations in GAAP or Law; (6) the taking of any action required by this Agreement; (7) changes as a result of the negotiation, announcement, execution or performance of this Agreement, including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates of their plans or intentions regarding the operation of the Assets; (8) any actions taken or omitted to be taken by or at the request or with the written consent of Buyer; (9) changes in prices of Hydrocarbons, including changes in price differentials; (10) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 11; (11) the exercise of a preferential right or failure to obtain a consent, approval or authorization affecting any of the Assets; (12) reclassifications or recalculations of reserves in the ordinary course of business; (13) natural declines in well performance; (14) earthquakes, hurricanes, floods, or other natural disasters;or (15) orders, actions or inactions of any Governmental Entity.

“Material Agreements” has the meaning set forth in Section 6.10(a).

“Net Imbalance” means an amount equal to (a) the sum of all Imbalances attributable to (1) Seller being underproduced with respect to any Well or (2) having overdelivered with respect to any Applicable Contract minus (b) the sum of all Imbalances attributable to (1) Seller being overproduced with respect to any Well or (2) having underdelivered with respect to any Applicable Contract.

“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to the Hydrocarbons produced and saved from, or otherwise attributable to, a Lease or Well, as applicable, after satisfaction of all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production of Hydrocarbons therefrom.

“Notice of Defective Interests” has the meaning set forth in Section 4.2(c).

“Outside Termination Date” means June 30, 2017.

“Party” or “Parties has the meaning set forth in the Preamble.

“Per Item Threshold” has the meaning set forth in Section 14.2(c)(1).

“Performance Deposit” has the meaning set forth in Section 2.2(a).

“Permitted Encumbrances” has the meaning set forth in Section 4.1(c).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Plugging and Abandonment Obligations” has the meaning set forth in Section 5.1(g).

“Policies” has the meaning set forth in Section 6.21.

“Preferential Right” has the meaning set forth in Section 6.6.

“Preliminary Purchase Price” has the meaning set forth in Section 2.5.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.5.

“Properties” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Property Expenses” has the meaning set forth in Section 2.4(b).

“Property Taxes” has the meaning set forth in Section 9.1.

“Property Valuation Expert” has the meaning set forth in Section 2.3(b).

“Proposed Section 1060 Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Records” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into on the Closing Date between Seller and Buyer substantially in the form attached as Exhibit F hereto.

“Remediation” or “Remediate” has the meaning set forth in Section 5.1(h).

“Representatives” means, with respect to each Party, such Party’s Affiliates and such Party’s and such Party’s Affiliates’ respective directors, officers, members, employees, agents, brokers, accountants, consultants, financial advisors, counsel, financing sources and other representatives.

“Retained Obligation” has the meaning set forth in Section 14.2(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 7.15.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Designee” has the meaning set forth in Section 12.3(e).

“Seller Indemnified Parties” has the meaning set forth in Section 14.2(b).

“Seller Taxes” means (a) all Taxes (other than Asset Taxes and Subject Transfer Taxes) imposed on or asserted against Seller in respect of its business or the disposition of the Assets for any taxable period or portion thereof, whether before or after the Closing Date, (b) all Asset Taxes for any taxable period or portion thereof ending immediately prior to the Effective Time, and (c) all other Taxes to the extent attributable to the obligations of Seller hereunder.

“Seller Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Seller in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Seller’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of the Persons listed on Schedule 1.1(b).

“Share Consideration” has the meaning set forth in Section 2.2.

“Subject Transfer Taxes” has the meaning set forth in Section 9.2.

“Surface Contracts” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Target Formation” means (a) with respect to a Well, the currently producing interval of such Well and (b) for all other purposes, the stratigraphic equivalent of that geological formation found in the Prost G Unit 5H Well (API # 42-285-33732) located in Lavaca County, Texas, with a top at 10,977’ and base at 11,079’, as shown on the log display attached as Exhibit A-1, recognizing that the depth of such formation will vary across the area in which the Assets are located.

“Tax” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations to indemnify any other Person under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Claim” has the meaning set forth in Section 13.4(a).

“Tax Partnership” has the meaning set forth in Section 6.13.

“Tax Proceeding” has the meaning set forth in Section 9.4.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 14.3(b).

“Third Party Proprietary Data” means all geological, geophysical, technical and other proprietary data and information, including as may be covered by any patent or other intellectual property right, that is owned or otherwise held by a Third Party and licensed to Seller, with no rights to transfer or disclose same to Buyer.

“Title Adjustment Amount” has the meaning set forth in Section 4.2(h).

“Title Benefit” has the meaning set forth in Section 4.2(b).

“Title Benefit Amount” has the meaning set forth in Section 4.2(g).

“Title Benefit Notice” has the meaning set forth in Section 4.2(d).

“Title Benefit Property” has the meaning set forth in Section 4.2(d).

“Title Defect” has the meaning set forth in Section 4.2(a).

“Title Defect Amount” has the meaning set forth in Section 4.2(e).

“Title Defect Expert” has the meaning set forth in Section 4.3(a).

“Title Defect Property” has the meaning set forth in Section 4.2(c).

“Title Dispute Notice” has the meaning set forth in Section 4.3.

“Title Disputed Matter” has the meaning set forth in Section 4.3.

“Total Defect Amount” has the meaning set forth in Section 4.2(f).

“Wells” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Working Interest” means, with respect to any Person, the percentage of the costs and expenses to be borne by such Person for the maintenance, development and operation of a Lease or Well without regard to the effect of any and all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production.

1.2    References, Construction and Joint Drafting.

(a)    References and Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (1) words, terms and titles (including terms defined herein) in the singular include the plural and vice versa, (2) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, (3) the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur, (4) each accounting term not defined herein will have the meaning given to it under GAAP, (5) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require, (6) all references to “$” shall be deemed references to United States Dollars, (7) the headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement, (8) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used, and (9) except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.

(b)    Joint Drafting. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller at Closing, and Seller agrees to sell, assign and deliver to Buyer at Closing, the Assets for the consideration specified in this ARTICLE 2.

2.2    Purchase Price. The unadjusted purchase price for the Assets shall consist of (i) $50,000,000.00 in cash (the “Cash Consideration”), plus (ii) one million five hundred thousand (1,500,000) shares of Class A Common Stock in Buyer (the “Share Consideration”); the Cash Consideration and the Share Consideration together being the “Purchase Price”. For purposes of calculating the dollar amount of the Performance Deposit, Aggregate Defect Deductible and Allocated Values, the Share Consideration component of the Purchase Price shall be equal to one million five hundred thousand (1,500,000) multiplied by the closing price of the Class A Common Stock as reported by NASDAQ two (2) Business Days prior to the Execution Date. The Purchase Price shall be payable as follows:

(a)    On the date that this Agreement is fully executed by all Parties, Buyer shall pay, by wire transfer of immediately available funds to Seller’s designated account, an amount equal to 10% of the unadjusted Purchase Price (the “Performance Deposit”). The Performance Deposit shall be held by Seller in accordance with this Agreement in order to secure Buyer’s performance of this Agreement. All interest earned on the Performance Deposit shall be retained by Seller. For avoidance of doubt, this Agreement shall not be binding or effective until the Performance Deposit has been received by Seller.

(b)    At Closing, Buyer shall (i) pay to Seller the Closing Amount by wire transfer of immediately available funds to Seller’s designated account, and (ii) deliver to Seller the Share Consideration in book entry to Seller’s designated account in the name of Sanchez Energy Corporation.

(c)    After Closing, final adjustments to the Purchase Price shall be made (1) pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and the payments made by the owing Party as provided in Section 13.1(a), and (2) upon final resolution of any Title Disputed Matters and any Environmental Disputed Matters, in accordance with ARTICLE 4 and ARTICLE 5, respectively.

2.3    Allocation of the Purchase Price.

(a)    Solely for the purposes of ARTICLE 4 and ARTICLE 5, Buyer and Seller have agreed upon an allocation of the Purchase Price among (1) the Leases as set forth as part of Exhibit A and (2) the Wells as set forth as part of Exhibit B (collectively, the “Allocated Values”). Any adjustments to the Purchase Price, other than the adjustments provided for in Section 2.4, shall be applied on a pro rata basis to the amounts set forth on Exhibit A and Exhibit B, as applicable, for all Assets. After all such adjustments are made, any adjustments to the Purchase Price made pursuant to Section 2.4 shall be applied to the amounts set forth on Exhibit A and Exhibit B, as applicable, for the particular affected Assets. Seller makes no representation or warranty as to the accuracy of such Allocated Values.

(b)    Seller may (but is not obligated to) prepare an allocation of the Final Purchase Price, as adjusted pursuant to ARTICLE 13, on a Schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder, within 30 days after the Final Settlement Date. Within 60 days after delivery of such Proposed Section 1060 Allocation Schedule, if so prepared by Seller in accordance with the preceding sentence, Buyer and Seller shall reasonably endeavor to agree to a final allocation Schedule to be used for income Tax reporting purposes (the “Final Section 1060 Allocation Schedule”); provided that if the Parties are unable to reach agreement within such 60-day period, then, immediately after the expiration of such period, either Party may invoke the Dispute resolution provisions immediately below upon the delivery of written notice thereof to the other Party and, within ten days thereafter, the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Property Valuation Expert”), failing which the Parties shall, within ten days after the expiration of such foregoing ten day period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten day period) that the AAA, acting through its offices in Houston, Texas, appoint the Property Valuation Expert. The Property Valuation Expert shall be a licensed petroleum engineer, having a minimum of ten years’ experience with regard to the types of oil and assets involved in the Proposed Section 1060 Allocation Schedule Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party (including its Affiliates) within the five year period preceding the submission of the Dispute. Within 15 days following the appointment of the Property Valuation Expert, Seller and/or Buyer shall provide the Property Valuation Expert with a copy of this Agreement, and each Party shall provide, both to the Property Valuation Expert and to each other, a summary of its position with regard to the Proposed Section 1060 Allocation Schedule in a written document of ten pages or less. The Parties shall instruct the Property Valuation Expert that, within 30 days after receiving the last of the Parties’ respective submissions or the expiration of such 15 day period if either Party fails to make a submission, the Property Valuation Expert shall render a written decision, choosing only either Buyer’s position or Seller’s position with respect to each Disputed matter. Any decision rendered by the Property Valuation Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud. The Parties shall each bear one-half of the costs of the Property Valuation Expert and of the associated Dispute resolution process and proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute. In the case of such a Dispute resolution process regarding Seller’s Proposed Section 1060 Allocation Schedule Dispute, Seller will issue the Final Section 1060 Allocation Schedule consistent with the Property Valuation Expert’s decision, within 30 days after receiving the Property Valuation Expert’s decision with respect thereto. For the avoidance of doubt, the Property Valuation Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator. Seller and Buyer shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with any such Final Section 1060 Allocation Schedule. Seller and Buyer shall take no position inconsistent with such allocations on any applicable Tax Return in any audit by or proceeding before any Governmental Entity related to Taxes, unless required by Law or with the written consent of the other Party (not to be unreasonably withheld, delayed or conditioned) provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such allocation. In the event that the allocation described herein is disputed by any Governmental Entity, then the Party receiving notice of the dispute shall promptly notify, consult with and obtain the consent (not to be unreasonably withheld, conditioned or delayed) of the other Party concerning resolution of the dispute. If a Final Section 1060 Allocation Schedule is not agreed by the Parties (or otherwise determined by a Dispute resolution process in accordance with the foregoing provisions of this Section 2.3(b)), then each Party shall be responsible for its reporting requirements under Code Section 1060 and any other provisions that may apply; provided that the Parties shall reasonably coordinate with each other regarding any such filings, in order to avoid any material inconsistencies.

2.4    Adjustments to Purchase Price. The Purchase Price shall be adjusted according to this Section 2.4 without duplication. For purposes of determining the amounts of the adjustments to the Purchase Price provided for in Section 2.4, and otherwise making the allocations described below, the principles set forth in Section 2.4(a) shall apply.

(a)    Proration of Costs and Revenues.

(1)    Buyer shall be (A) entitled to (i) all production of Hydrocarbons from or attributable to the Properties from and after the Effective Time (and all products and proceeds attributable thereto) and (ii) excluding overhead charges arising under applicable joint operating agreements related to those Assets operated by Seller or its Affiliates that are earned prior to Closing, all other income, proceeds, receipts and credits earned with respect to the Assets from and after the Effective Time, and (B) responsible for (and entitled to any refunds with respect to) all Property Expenses incurred from and after the Effective Time.

(2)    Seller shall be (A) entitled to (i) all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), (ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and (iii) all overhead charges arising under applicable joint operating agreements related to the Assets operated by Seller or its Affiliates that are earned prior to Closing, and (B) responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time.

(3)    “Earned” and “incurred”, as used in this Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein.

(4)    For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.4, (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b)    Property Expenses. The term “Property Expenses” means all (1) capital expenses attributable to the Assets in the ordinary course of business, (2) Asset Taxes (as apportioned as of the Effective Time pursuant to ARTICLE 9), (3) operating expenses incurred in the ownership, development, operation and production of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant joint operating agreement (including lease rentals), (4) overhead costs charged to the Assets under the applicable joint operating agreement and (5) extension and renewal payments with respect to the Leases, but excluding (in all cases) costs and expenses attributable to (A) obligations to pay an owner of any working interest, royalty, overriding royalty, net profits interests or other similar burdens on or measured by production any revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (B) Losses for personal injury or death, property damage or loss (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of Contract (other than failure to make payments due under the terms of a Contract) or violation of any Lease or Law (or private rights of action under any Law), (C) obligations to plug wells (including the Wells), dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (D) Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws, (E) obligations with respect to Imbalances, and (F) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (A) through (E), whether such claims are made pursuant to Contract or otherwise.

(c)    Upward Adjustments. To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted upward, without duplication, by the following:

(1)    an amount equal to any proceeds received by Buyer (net of royalties, overriding royalties, net profit interests and other similar burdens on or measured by production) from the sale of any Hydrocarbons that were produced and saved from, or attributable to, the Assets prior to the Effective Time;

(2)    an amount equal to all Property Expenses and all royalties, overriding royalties, net profit interests and similar burdens on or measured by production, in each case, attributable to the Assets from and after the Effective Time and prior to Closing that were paid by Seller or its Affiliates;

(3)    an amount equal to the value of all Hydrocarbons that were produced and saved from, or attributable to, the Assets that are in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, such value to be based upon the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced), net of (A) all amounts payable as royalties, overriding royalties, net profit interests and other similar burdens on or measured by production and (B) all applicable severance Taxes;

(4)    an amount equal to all prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred, prepaid Taxes, and scheduled payments) paid by Seller or its Affiliates and attributable to the ownership or operation of the Assets from and after the Effective Time and prior to Closing, other than, in each case, any of the foregoing to the extent the same is an Excluded Asset;

(5)    an amount equal to the Subject Transfer Taxes paid by Seller or its Affiliates with respect to the transactions contemplated by this Agreement;

(6)    with respect to those Assets operated by Seller or its Affiliates an amount equal to all overhead charges arising under applicable joint operating agreements that are (A) attributable to such Seller or Seller Affiliate operated Assets and the period of time prior to Closing and (B) which have been paid by Third Parties and received by Buyer;

(7)    with respect to natural gas, if the Net Imbalance is positive, an amount equal to (A) (i) the Net Imbalance, multiplied by (ii) $3.00 per MMBtu;

(8)    with respect to crude oil, if the Net Imbalance is positive, an amount equal to (i) the Net Imbalance, multiplied by (ii) $50.00 per barrel; and

(9)    any other amount provided for in this Agreement or otherwise agreed to by Buyer and Seller.

(d)    Downward Adjustments. To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted downward, without duplication, by the following:

(1)    subject to Section 4.2(f), an amount equal to the Title Adjustment Amount attributable to Title Defects for which Seller has chosen the remedy set forth in Section 4.2(j)(1);

(2)    subject to Section 5.3(b), an amount equal to the Environmental Adjustment Amount attributable to Environmental Defects, if any, for which Seller has chosen the remedy set forth in Section 5.3(e)(1);

(3)    an amount equal to the Allocated Value of those Assets not transferred at Closing in accordance with Section 4.2(j)(2), Section 4.4(a), Section 4.4(b) or Section 5.3(e)(3);

(4)    an amount equal to all proceeds received by Seller or its Affiliates (net of royalties, overriding royalties, net profit interests and similar burdens on or measured by production and Asset Taxes), from the sale of any Hydrocarbons produced and saved from, or attributable to, the Assets from and after the Effective Time;

(5)    an amount equal to the Allocated Value of any Asset affected by a Casualty Loss, to the extent Seller elects to retain such Asset and reduce the Purchase Price by the Allocated Value of such Asset pursuant to Section 8.3(b);

(6)    with respect to natural gas, if the Net Imbalance is negative, an amount equal to (A) (i) the Net Imbalance, multiplied by (ii) $3.00 per MMBtu;

(7)    with respect to crude oil, if the Net Imbalance is negative, an amount equal to (i) the Net Imbalance, multiplied by (ii) $50.00 per barrel;

(8)    all funds held in suspense by Seller with respect to the operation, ownership, production and developments of the Assets, including those amounts set forth in Schedule 6.19; and

(9)    any other amount provided in this Agreement or otherwise agreed to by Buyer and Seller.

2.5    Preliminary Settlement Statement. On or before the day that is two Business Days prior to Closing, Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth Seller’s calculations of the adjustments to the Purchase Price set forth in Section 2.4 (the Purchase Price, as so adjusted “Preliminary Purchase Price”), the resulting Preliminary Purchase Price and the Closing Amount, in each case, using the best information reasonably available to Seller at the Closing Date, along with such data in Seller’s possession as is reasonably necessary to support such calculations. The Preliminary Settlement Statement also shall set forth Seller’s designated account for purposes of Buyer’s payment of the Closing Amount. The Parties shall attempt to agree upon the Preliminary Purchase Price prior to Closing, and in the event the Parties cannot agree upon the Preliminary Purchase Price prior to Closing, Seller’s calculation of the Preliminary Purchase Price and the Closing Amount as set forth in the Preliminary Settlement Statement shall be used by the Parties for purposes of Closing.

ARTICLE 3

BUYER’S INSPECTION; DUE DILIGENCE REVIEW

3.1    Due Diligence. Subject to the provisions of this ARTICLE 3, from and after the execution of this Agreement up to the Defect Notice Date (the “Due Diligence Period”), Seller will make the Assets available to Buyer and its Representatives for inspection and review to permit Buyer, at Buyer’s sole cost, to perform its due diligence with respect to the Assets (“Due Diligence Review”).

3.2    Access to Records. For purposes of the Due Diligence Review, to the extent the Records are in Seller’s possession or reasonable control and are not (a) Excluded Assets or (b) subject to (1) a valid legal privilege or (2) disclosure or transfer restrictions owing by Seller to a Third Party, Seller will, upon reasonable (being no less than three Business Days’) advance notice from Buyer, make the Records available to Buyer at the offices of Seller during normal business hours.

3.3    On-Site Inspection.

(a)    Seller hereby consents to Buyer conducting, during the Due Diligence Period and for purposes of the Due Diligence Review, upon reasonable (being no less than three Business Days’) advance notice to Seller and at Buyer’s sole risk and expense, on-site inspections of the Assets and a Phase I Environmental Site Assessment, (each such inspection or assessment, an “Environmental Assessment”); provided, however, that if the consent of any Third Party is required to provide Buyer such access, and such consent is not granted following the commercially reasonable efforts of Seller, Buyer shall not have access to such affected Assets. Buyer shall not conduct any sampling, boring or other invasive activities without prior written notice to, and the written consent of, Seller. Further, Buyer’s right of inspection shall not entitle Buyer to operate equipment. In connection with any Environmental Assessment or other inspection pursuant to this Section 3.3, Buyer agrees to comply with all safety policies and other requirements of Seller and the operator of the Assets (whether such operator is Seller, an Affiliate of Seller or a Third Party). Buyer shall coordinate its access rights and Environmental Assessments of the Assets with Seller and any Third Party operator of the Assets to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator of the Assets.

(b)    If Buyer or any of its Representatives prepares a written report with respect to any Environmental Assessment, Buyer will furnish a copy thereof to Seller as soon as practicable following the receipt thereof by Buyer, and in any event by the Defect Notice Date. The Parties shall maintain the confidentiality of any Environmental Assessments conducted hereunder, and any reports created with respect thereto, unless and only to the extent disclosure of the same is required by a Governmental Entity.

(c)    During all times during the Due Diligence Period that Buyer and/or any of its Representatives are on the Assets or conducting Buyer’s Due Diligence Review of the Records, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (1) be primary insurance, (2) list the Seller Indemnified Parties as additional insureds, (3) waive subrogation against the Seller Indemnified Parties and (4) provide for five days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

(d)    EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE SELLER INDEMNIFIED PARTIES, BUYER HEREBY WAIVES, RELEASES AND AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND THE OTHER SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ARISING IN ANY WAY OUT OF OR ATTRIBUTABLE TO THE ACCESS AFFORDED TO BUYER AND ITS REPRESENTATIVES PURSUANT TO THIS ARTICLE 3 OR THE ACTIVITIES (OR ACTS OF OMISSION) OF BUYER OR ITS REPRESENTATIVES RELATED TO SUCH ACCESS, INCLUDING WITH RESPECT TO ANY ENVIRONMENTAL ASSESSMENT, IN EACH CASE, EVEN IF SUCH LOSSES ARISE OUT OF OR ARE ATTRIBUTABLE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(e)    Upon completion of any Environmental Assessment, Buyer shall, at its sole cost and expense and without any cost or expense to Seller or its Affiliates (1) repair all physical damage done to the Assets or to the Environment in connection with Buyer’s Environmental Assessment, (2) restore the Assets to the approximate same or better physical condition than it was prior to commencement of Buyer’s Environmental Assessment and (3) remove all equipment, tools or other property brought onto, and any wastes generated on, the Assets in connection with Buyer’s Environmental Assessment. Any disturbance to the Assets (including the real property associated with the Assets) resulting from Buyer’s Environmental Assessment will be promptly corrected by Buyer.

ARTICLE 4

TITLE MATTERS

4.1    Seller’s Title.

(a)    Exclusive Remedy. Other than Buyer’s remedies for breaches of Section 8.1(b)(1) or Section 8.1(b)(3) respectively, Section 4.1, Section 4.2, Section 4.3 and the “special warranty” contained in the Assignment shall be the sole and exclusive rights and remedies of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Assets or any other title matter with respect to the Assets. OTHER THAN THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER MAKES NO, AND DISCLAIMS ALL, WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ITS TITLE TO THE PROPERTIES AND OTHER ASSETS; AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER’S SOLE AND EXCLUSIVE REMEDY FOR ANY DEFECT OF TITLE WITH RESPECT TO THE PROPERTIES AND OTHER ASSETS (OTHER THAN FOR BREACHES OF SECTION 8.1(b)(1) OR SECTION 8.1(b)(3)), INCLUDING ANY TITLE DEFECT, SHALL BE AS PROVIDED FOR IN SECTION 4.1, SECTION 4.2, SECTION 4.3 AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT. Buyer will not assert any claim under the “special warranty” contained in the Assignment for any matters that do not exceed the Individual Title Threshold and Buyer will not be entitled to make a claim for an amount which, with respect to an individual Asset, exceed the Allocated Value of such Asset or, together with all claims of Buyer under this Agreement and any other agreement, contract or instrument contemplated herein, exceed the Cap.

(b)    Defensible Title. The term “Defensible Title” means such title of Seller to the Properties immediately prior to the Effective Time that, subject to and except for Permitted Encumbrances:

(1)    in the case of any Lease or Well, entitles Seller to receive a Net Revenue Interest with respect to the Target Formation of not less than the Net Revenue Interest shown on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well, except (A) as otherwise specifically set forth in such Exhibit, (B) for decreases in connection with those operations from and after the Execution Date in which Seller may be a non-consenting co-owner as described on Schedule 6.23, and (C) for decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(2)    in the case of any Well, obligates Seller to bear a Working Interest with respect to the Target Formation not greater than the Working Interest shown on Exhibit B with respect to the Target Formation for such Well, without increase, except (A) as otherwise specifically set forth in such Exhibit, (B) for increases to the extent that they are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to the Target Formation for such Well and (C) for increases resulting from contribution requirements with respect to defaults by co-owners under the applicable joint operating agreements; and

(3)    is free and clear of Liens.

In evaluating the significance of any fact, circumstance or condition for the purpose of determining Defensible Title or a Title Defect, due consideration shall be given to the length of time that the particular Asset has been producing Hydrocarbons and/or whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of ownership, operation and development of oil and gas properties with knowledge of such facts and appreciation of their legal significance.

(c)    Permitted Encumbrances. The term “Permitted Encumbrances” means any and all of the following:

(1)    lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens on or measured by production if the net cumulative effect of such burdens does not operate to: (A) reduce the Net Revenue Interest with respect to the Target Formation for any Lease or Well below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well (unless the Working Interest with respect to the Target Formation for any such Well is less than the Working Interest with respect to the Target Formation set forth on Exhibit B in the same or greater proportion as any decrease in such Net Revenue Interest); or (B) obligate Seller to bear a Working Interest with respect to the Target Formation for any Well greater than the Working Interest set forth on Exhibit B with respect to the Target Formation for such Well (unless the Net Revenue Interest with respect to the Target Formation for such Well is greater than the Net Revenue Interest with respect to the Target Formation set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest);

(2)    preferential rights to purchase the Assets or similar rights;

(3)    Liens for Taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(4)    all rights to consent by, required notices to, filings with, or other actions by Governmental Entities or other Persons in connection with the transfer of the Assets or the transactions contemplated hereby (including, for the sake of clarity, any Customary Post-Closing Consents);

(5)    excepting circumstances where such rights have already been triggered, rights of reassignment upon final intention to surrender or abandon any Asset;

(6)    easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, distribution lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto, in each case, that do not materially interfere with operations currently conducted on the affected Asset;

(7)    the terms and conditions of the Leases or of any compulsory pooling or other order of the Texas Railroad Commission or any other Governmental Entity; provided, however, that the net cumulative effect of such items does not: (A) reduce the Net Revenue Interest with respect to the Target Formation for any Lease or Well below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well (unless the Working Interest with respect to the Target Formation for any such Well is less than the Working Interest with respect to the Target Formation set forth on Exhibit B in the same or greater proportion as any decrease in such Net Revenue Interest); or (B) obligate Seller to bear a Working Interest with respect to the Target Formation for any Well greater than the Working Interest set forth on Exhibit B with respect to the Target Formation for such Well (unless the Net Revenue Interest with respect to such Well is greater than the Net Revenue Interest with respect to the Target Formation set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest);

(8)    materialmen’s, mechanics’, operators’ or other similar Liens arising (A) in the ordinary course of business or (B) incident to the construction or improvement of any property in the ordinary course of business, in each case for amounts not yet due and payable (including any amounts being withheld as provided by Law) or that are being contested in good faith in the normal course of business;

(9)    such Title Defects, Environmental Defects and/or breaches of the “special warranty” contained in the Assignment that Buyer has expressly waived in writing (or has been deemed to have waived);

(10)    Liens burdening the Assets that will be discharged or released at or before Closing (which includes, for the sake of clarity, Liens pursuant to debt facilities maintained by Seller or any Affiliate of Seller);

(11)    the Surface Contracts;

(12)    the Applicable Contracts;

(13)    calls on production under existing Contracts;

(14)    gas balancing and other production balancing obligations and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation Contracts described on Schedule 4.1(c)(14);

(15)    all rights reserved to or vested in any Governmental Entities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Entity or under any franchise, grant, license or permit issued by any Governmental Entity;

(16)    zoning and planning ordinances and municipal regulations;

(17)    the terms and conditions of this Agreement;

(18)    Liens of landowners (regardless of whether or not such Liens are subordinate to the applicable Leases) that (A) do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned); and (B) secure amounts not yet due and payable;

(19)    all other Liens, Contracts, obligations, defects and irregularities affecting the Assets that do not: (A) reduce the Net Revenue Interest with respect to the Target Formation for any Lease or Well below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well (unless the Working Interest with respect to the Target Formation for any such Well is less than the Working Interest with respect to the Target Formation set forth on Exhibit B in the same or greater proportion as any decrease in such Net Revenue Interest); (B) obligate Seller to bear a Working Interest with respect to the Target Formation for any Well greater than the Working Interest set forth on Exhibit B with respect to the Target Formation for such Well (unless the Net Revenue Interest with respect to the Target Formation for such Well is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest); or (C) materially interfere with operations currently conducted on the Assets; and

(20)    following the Defect Notice Date, any matter that could have been claimed as a Title Defect pursuant to Section 4.2(c) or an Environmental Defect pursuant to Section 5.3(a), but for which Buyer failed to deliver a Notice of Defective Interests or Environmental Defect Notice, as applicable, in accordance with such Sections prior to the Defect Notice Date.

4.2    Title Defects and Title Benefits.

(a)    Title Defect. The term “Title Defect” means any Lien, obligation, defect, or other matter that causes Seller not to have Defensible Title to any Property, provided, however, that none of the following shall be considered Title Defects:

(1)    defects in the chain of title consisting of the failure to recite marital status in a document;

(2)    defects arising out of lack of survey or lack of metes and bounds description;

(3)    defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than Seller;

(4)    defects arising out of lack of corporate or other entity authorization;

(5)    defects that have been cured by applicable Laws of limitations, prescription, laches or otherwise;

(6)    defects arising as a result of non-consent interests in any Well not being held of record by Seller as described on Schedule 6.23;

(7)    defects based on a gap in Seller’s chain of title in the State of Texas’ records as to any applicable Leases where the State of Texas or its agent is the lessor thereunder, or in the applicable county records in the State of Texas as to the other Leases, unless (a) such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be provided with delivery of a Notice of Defective Interest with respect to such defects, and (b) Buyer provides affirmative evidence that such gap in title results in another Person’s superior claim of title to the relevant Assets, which evidence shall be included with such Notice of Defective Interest;

(8)    defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, unless Buyer provides affirmative evidence that causes Buyer to reasonably believe the cessation of production, insufficient production or failure to conduct operations would give rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;

(9)    defects arising from prior oil and gas leases relating to the Lands that are terminated, expired or invalid but not surrendered of record;

(10)    any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease;

(11)    any defect or irregularity that would customarily be waived by a reasonable purchaser of oil and gas properties; and

(12)    defects based on references to lack of information (unless such information (A) is not reflected in the records of the applicable county and (B) is not in the Records made available to Buyer).

(b)    Title Benefit. The term “Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller with respect to the Target

Formation in any Lease or Well above that shown on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest with respect to the Target Formation for any such Well above that shown on Exhibit B with respect to the Target Formation for such Well.

(c)    Notice of Defective Interest. On or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that, in Buyer’s reasonable opinion, constitute a Title Defect (such notice, a “Notice of Defective Interests”). To be effective, each Notice of Defective Interests shall be in writing and contain the following: (1) a clear description of the alleged Title Defect, (2) each Property (and the applicable intervals therein) affected by the alleged Title Defect (each such Property, a “Title Defect Property”), (3) the Allocated Value of each Title Defect Property, (4) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect, and (5) the amount which Buyer reasonably believes to be the Title Defect Amount as provided for in Section 4.2(e), and the computations and information upon which Buyer’s beliefs are based. To give Seller an opportunity to commence reviewing and curing Title Defects, prior to the Defect Notice Date, Buyer agrees to use its reasonable efforts to give Seller weekly notices of all Title Defects discovered by Buyer during the preceding week; provided that any such notice may be preliminary in nature and supplemented prior to the Defect Notice Date. Other than with respect to Buyer’s remedies for breaches of Section 8.1(b)(1) and Section 8.1(b)(3), any matters that may otherwise constitute a Title Defect, but of which Seller has not been notified by Buyer in a Notice of Defective Interests delivered in accordance with this Section 4.2(c) prior to the Defect Notice Date, shall be deemed to have been waived by Buyer for all purposes, except, Buyer’s rights under the “special warranty” contained in the Assignment shall only be deemed waived by Buyer to the extent Buyer had Knowledge of such matter as of the Closing Date.

(d)    Notice of Title Benefits. On or before the Defect Notice Date, Seller shall advise Buyer in writing of any matters that, in Seller’s reasonable opinion, constitute a Title Benefit (each such notice, a “Title Benefit Notice”). Each Title Benefit Notice shall be in writing and contain the following: (1) a clear description of the Title Benefit, (2) each Property (and the applicable intervals therein) affected by the Title Benefit (each such Property, a “Title Benefit Property”), (3) the Allocated Value of each Title Benefit Property, (4) supporting documents reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the existence of the Title Benefit, and (5) the amount which Seller reasonably believes to be the Title Benefit Amount for each Title Benefit Property and the computations and information upon which Seller’s belief is based. Subject to Seller’s remedy for a breach of this Section 4.2(d) by Buyer, Seller shall be deemed to have waived all Title Benefits of which it has not given, or received, notice on or before the Defect Notice Date.

(e)    Title Defect Amount. Subject to the provisions of Section 4.2(f), the “Title Defect Amount” means the amount by which the Allocated Value of a Title Defect Property affected by a Title Defect is reduced as a result of the existence of such Title Defect, which amount shall be determined in accordance with the following methodology, terms and conditions:

(1)    if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)    if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property;

(3)    in the event that the Title Defect for any Lease or Well is the actual failure of Seller to own the represented Net Revenue Interest with respect to the Target Formation for such Lease or Well set forth on Exhibit A or Exhibit B, as applicable, then the Title Defect Amount shall be equal to the Allocated Value of the Title Defect Property multiplied by a fraction, (A) the numerator of which is the difference between (i) the actual Net Revenue Interest with respect to the Target Formation for the Title Defect Property, and (ii) the Net Revenue Interest with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A or Exhibit B, as applicable, and (B) the denominator of which is the Net Revenue Interest with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A or Exhibit B, as applicable; and

(4)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1), (2) or (3) above, the Title Defect Amount shall be determined by taking into account the following factors: (A) any potential discrepancy between (i) the Net Revenue Interest with respect to the Target Formation or Working Interest with respect to the Target Formation for such Title Defect Property and (ii) the Net Revenue Interest with respect to the Target Formation or Working Interest with respect to the Target Formation as stated on Exhibit A or Exhibit B, as applicable; (B) the Allocated Value of the Title Defect Property; (C) the portion of the Title Defect Property affected by the Title Defect; (D) the legal effect of the Title Defect; (E) the values placed upon the Title Defect by Buyer and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this ARTICLE 4, if a Title Defect is reasonably susceptible to being cured, the Title Defect Amount attributable to such Title Defect shall not exceed the cost and expense to cure such Title Defect.

(f)    Title Deductibles. Notwithstanding anything to the contrary in this Agreement, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Title Defect affecting a Title Defect Property for which the Title Defect Amount attributable thereto does not exceed $50,000 (“Individual Title Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Title Defect Amount attributable to a Title Defect affecting a Title Defect Property that exceeds the Individual Title Threshold unless (A) the sum of (i) the aggregate Title Defect Amounts of all such Title Defects exceeding the Individual Title Threshold, excluding any Title Defects cured by Seller, plus (ii) the aggregate Environmental Defect Values of all Environmental Defects that exceed the Individual Environmental Threshold, excluding any Environmental Defects Remediated by Seller, minus (iii) all Title Benefit Amounts (the amount obtained pursuant to clauses (i) – (iii) above, the “Total Defect Amount”), exceeds (B) the Aggregate Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to the amount by which the Total Defect Amount exceeds the Aggregate Defect Deductible. For the avoidance of doubt and notwithstanding anything to the contrary, in no event will Buyer be entitled to claim any remedies under Section 4.2(f), Section 4.2(j), Section 5.3(b), Section 5.3(e) or the “special warranty” contained in the Assignment for any Title Defects, Environmental Defects and/or claims under such “special warranty” to the extent any Title Defect Amounts, Environmental Defect Values or “special warranty” claims attributable thereto, in the aggregate (I) exceed the Total Defect Amount minus the Aggregate Defect Deductible or (II) with respect to an Asset, exceed the Allocated Value of such Asset. If any Asset is excluded pursuant to Section 4.2(j)(2), any Title Defect Amount relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

(g)    Title Benefit Amount. The “Title Benefit Amount” means the amount by which the Allocated Value of a Title Benefit Property affected by a Title Benefit is increased as a result of the existence of such Title Benefit. Each Title Benefit Amount shall be determined in accordance with the same methodology, terms and conditions for determining each Title Defect Amount. With respect to any Title Benefits reported under Section 4.2(d), the Title Benefit Amount attributable to such Title Benefits shall be used to reduce the amount of the aggregate Title Defect Amounts and Environmental Defect Values attributable to Title Defects and Environmental Defects properly and timely raised by Buyer after taking into account the Individual Title Threshold and the Individual Environmental Threshold, as applicable. If the Parties cannot reach an agreement on alleged Title Benefits or Title Benefit Amounts by the scheduled Closing, then (1) the average of Seller’s and Buyer’s good faith estimate of such disputed Title Benefit Amount shall be used in calculating the reduction to the Title Defect Amounts and Environmental Defect Values pursuant to this Section 4.2(g) to the extent applicable, and (2) the provisions of Section 4.3 shall apply.

(h)    Title Adjustment Amount. The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 4 for Title Defect Amounts (after, for the avoidance of doubt, taking into account any offsetting Title Benefit Amounts) shall be referred to as the “Title Adjustment Amount”.

(i)    Seller’s Right to Cure. Continuing until five days prior to Closing (such period of time, the “Cure Period”), Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects timely asserted by Buyer pursuant to Section 4.2(c). If Seller believes that it has cured any applicable Title Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the cure of such Title Defect. Buyer shall, within five Business Days following Buyer’s receipt of written notice from Seller that it has cured the applicable Title Defect, but in any event, no later than Closing, advise Seller in writing whether it agrees or (pursuant to a Title Defect Notice, as described in Section 4.3) Disputes that any such Title Defect has been so cured; provided that Buyer’s failure to timely respond to Seller’s notice of cure shall be deemed Buyer’s agreement that such Title Defect has been cured and Buyer’s waiver of its Claim with respect to such Title Defect. If Buyer timely notifies Seller of a Dispute as to Seller’s attempted cure of any Title Defect, then (subject to Section 4.2(j)), the provisions of Section 4.3 shall apply to such Title Defect.

(j)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to Section 4.2(f), in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) is not waived in writing by Buyer or cured by Seller prior to the end of the Cure Period, then Seller shall elect one of the following remedies with respect to such Title Defect:

(1)    reduce the Purchase Price by the Title Defect Amount applicable to such Title Defect;

(2)    retain the entirety of the Title Defect Property that is subject to such Title Defect (together with all related Assets) and reduce the Purchase Price by an amount equal to the Allocated Value of the Assets so retained; or

(3)    indemnify Buyer against all Losses (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to the applicable Title Defect Property based on the current use of such Title Defect Property pursuant to an indemnity agreement mutually acceptable to the Parties.

As to any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) which is not waived in writing by Buyer or cured by Seller at Closing, and for which a corresponding Title Defect Amount is included in the Title Adjustment Amount at Closing (including, for the avoidance of doubt, any Title Defect which Seller has chosen to dispute pursuant to Section 4.3), Seller also shall retain the right, but not the obligation, to attempt to cure each such Title Defect after Closing at Seller’s sole cost and expense; provided that Seller shall furnish notice to Buyer of Seller’s belief that it has cured any such Title Defect (together with supporting documents available to Seller and reasonably necessary for Buyer, as well as any title attorney or examiner hired by it, to verify the cure of any such Title Defect), by no later than 165 days after Closing. If Buyer disagrees that the Title Defect has been cured, it shall so advise Seller in writing within five Business Days after receipt of Seller’s notice as provided above, following which the provisions of Section 4.3 will apply to resolve such Dispute, and the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for in Section 4.3. Should Buyer (A) fail to respond to Seller’s notice of cure in such five Business Day period, then Buyer shall be deemed to have (i) agreed that the Title Defect has been cured and (ii) waived its Claim with respect to such Title Defect, or (B) agree that the Title Defect has been cured, then, in each case, the Title Defect Amount attributable thereto and included in the Title Adjustment Amount used to adjust the Purchase Price at Closing shall be credited to Seller in the Final Settlement Statement.

4.3    Title Dispute Resolution. If prior to the Closing or, with respect to the adequacy of Seller’s Title Defect curative actions after Closing, after the Closing, the Parties are unable to resolve any Title Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, a “Title Dispute Notice”), to Dispute such Title Disputed

Matter and to invoke the Dispute resolution provisions below in this Section 4.3 in order to resolve any such Dispute. As used herein, the term “Title Disputed Matter” means a Dispute regarding any of the following: (w) the existence and scope of a Title Defect or Title Benefit; (x) any Title Defect Amount or Title Benefit Amount, as the case may be; (y) the Title Adjustment Amount, if any; and (z) the adequacy of Seller’s Title Defect curative actions. As to any Dispute regarding the adequacy of Seller’s Title Defect curative actions after Closing as provided for in Section 4.2(j), the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for below in this Section 4.3. Any Title Dispute Notice relating to any of Seller’s Title Defect curative actions conducted taken during the Cure Period must be delivered within five Business Days following Buyer’s receipt of notice from Seller that it has cured the applicable Title Defect, but in any event, no later than Closing. Any Title Dispute Notice relating to any of Seller’s Title Defect curative actions conducted post-Closing must be delivered within five Business Days following Buyer’s receipt of notice from Seller that it has cured the applicable Title Defect. In no event will Closing be delayed on account of any Title Disputed Matter and, if the Title Defect Property affected thereby is transferred to Buyer at Closing, the average of the Parties’ respective good faith estimates of the Title Defect Amounts attributable to such Title Defect Property shall be used in the calculation and determination of the Title Adjustment Amount to be used at Closing.

(a)    The Parties shall attempt to resolve all Title Disputed Matters through good faith negotiations for a period of 20 days after the delivery of a Title Dispute Notice by either Party. Following such negotiation period, if the Title Disputed Matter at issue should remain in Dispute, such Title Disputed Matter shall be resolved pursuant to this Section 4.3 and the Parties shall mutually appoint an independent expert within five business days after such negotiation period having the qualifications specified below (the “Title Defect Expert”). If the Parties are unable to mutually agree upon the Title Defect Expert, then the Parties shall, within ten days after the expiration of such negotiation period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten day period) that the AAA, acting through its offices in Houston, Texas, appoint the Title Defect Expert. The Title Defect Expert shall be a licensed title attorney having a minimum of ten years’ experience with regard to the types of title defects affecting the Properties involved in the Title Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by any Party or its Affiliates within the five year period preceding the submission of the Dispute. For the avoidance of doubt, the Title Defect Expert will function as an expert in accordance with the procedures set forth in this Section 4.3, not as an arbitrator.

(b)    Within 30 days following the appointment of the Title Defect Expert, Seller and/or Buyer shall provide the Title Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Title Defect Expert and each other, a summary of its position with regard to each such outstanding Title Disputed Matter in a written document of five pages or less per Title Disputed Matter. The Parties shall instruct the Title Defect Expert that, within 30 days after receiving the Parties’ respective submissions, the Title Defect Expert shall render a written decision. In rendering its decision, the Title Defect Expert shall not award (1) a higher Title Defect Amount than the lower of (A) the Allocated Value of the applicable Property or (B) the amount claimed by Buyer in its summary, (2) a higher Title Benefit Amount than the amount claimed by Seller in its summary, (3) a lower Title Benefit Amount than the amount claimed by Buyer in its summary or (4) a lower Title Defect Amount than that amount claimed by Seller in its summary, as applicable. The Title Defect Expert shall determine the specific disputed Title Defect, Title Benefit, Title Defect Amount, Title Benefit Amount or the adequacy of Seller’s Title Defect curative actions, as the case may be, submitted by either Party and may not award damages, interest or penalties to either Party with respect to any other matter. Any decision rendered by the Title Defect Expert pursuant hereto shall be final, conclusive, and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud. The Parties shall each bear one-half of the costs of the Title Defect Expert and of any associated dispute resolution process and proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute.

(c)    If the Title Defect Expert determines that a Title Defect did not exist or that a Title Defect existed but was cured by Seller, then any Title Defect Amount attributable thereto that was included in the Title Adjustment Amount used at Closing, if any, shall be credited to Seller in the Final Settlement Statement.

(d)    If the Title Defect Expert determines that a Title Defect exists, but that the Title Defect Amount attributable thereto is a lesser amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Seller in the Final Settlement Statement.

(e)    If the Title Defect Expert determines that a Title Defect exists, such Title Defect has not been cured by Seller and the Title Defect Amount attributable thereto is a greater amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Buyer in the Final Settlement Statement.

(f)    Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

4.4    Preferential Rights and Consents.

(a)    Preferential Purchase Rights. Promptly following the Execution Date, and in any event within ten Business Days following the Execution Date, Seller shall send notices to the holder of each Preferential Right listed on Schedule 6.6 (if applicable) in accordance with the terms of the instruments giving rise to such Preferential Rights. Seller shall provide a copy of each such notice to Buyer following the delivery thereof by Seller. Seller shall use commercially reasonable efforts to cause waivers of such Preferential Rights to be obtained and delivered prior to Closing; provided that Seller shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers. Buyer shall cooperate with Seller in seeking to obtain such waivers of Preferential Rights; provided that Buyer shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers. Any Preferential Rights must be exercised subject to all terms and conditions set forth in this Agreement (including all thresholds, deductibles and other amounts except for the cash consideration, which shall equal the Allocated Value for such Asset), including the successful Closing of this Agreement pursuant to ARTICLE 12 as to those Assets for which Preferential Rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 2.4 and Section 13.1. If, prior to the Closing Date, any Party discovers any required Preferential Right for which notices have not been delivered pursuant to the first sentence of this Section 4.4(a), then (x) the Party making such discovery shall provide the other Party with written notification of such Preferential Right, (y) Seller, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of such Preferential Rights in accordance with the terms of the instrument giving rise to such Preferential Right, and (z) the terms and conditions of this Section 4.4(a) shall apply to the Assets subject to such Preferential Right.

(1)    If, prior to Closing, any holder of a Preferential Right notifies Seller that it intends to consummate the purchase of the Assets to which its Preferential Right applies or if the time for exercising such Preferential Right has not expired, then the Assets subject to such Preferential Right (together with all related Assets) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Values of such Assets so excluded.

(2)    Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Right prior to Closing. If such holder of such Preferential Right thereafter fails to consummate the purchase of the Assets subject to such Preferential Right (together with all related Assets) on or before the end of the time period for closing such sale or the time for exercising such Preferential Right expires without exercise by the holder thereof, then (A) Seller shall so notify Buyer, (B) Seller shall assign to Buyer, on the tenth Business Day following the end of such time period or termination of such right without exercise, such Assets that were so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and (C) Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets, as adjusted pursuant to Section 2.4 and Section 13.1.

(3)    All Assets for which any applicable Preferential Right has been waived, or as to which the time for exercising the applicable Preferential Right has expired, in each case, prior to Closing, shall be transferred to Buyer at Closing, subject to the other provisions of this Agreement.

(b)    Consents. Promptly following the execution of this Agreement, and in any event within ten Business Days following the Execution Date, Seller shall send notices to the holder of each Consent listed on Schedule 6.5 requesting such holder’s applicable Consent to the transactions contemplated hereby. Seller shall use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing; provided that Seller shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents. Buyer shall cooperate with Seller in seeking to obtain such Consents to assignment; provided that Buyer shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents. If, prior to the Closing Date, any Party discovers any Consents for which notices have not been delivered pursuant to the first sentence of this

Section 4.4(b), then (x) the Party making such discovery shall provide the other Party with written notification of such Consents, (y) Seller, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of Consents requesting such Consents, and (z) the terms and conditions of this Section 4.4(b) shall apply to the Assets subject to such Consents.

(1)    If (A) Seller fails to obtain any such Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment of the Assets affected thereby to Buyer to be void, (ii) give the holder of such Consent the right to terminate the applicable underlying Lease, Surface Contract, Applicable Contract or other instrument under the express terms thereof or (iii) give the holder of such Consent a Claim for liquidated damages pursuant to the express terms of the applicable underlying Lease, Surface Contract or Applicable Contract or (B) Seller fails to obtain a Consent held by a Governmental Entity prior to Closing, then, in each case, the Assets affected by such un-obtained Consent (together with all related Assets, the “Affected Assets”) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Value of such Affected Assets.

(2)    If any such Consent relating to Affected Assets that was not obtained prior to Closing is obtained within 60 days following the Closing, then (A) on the fifteenth Business Day after such Consent is obtained, Seller shall assign such Affected Assets to Buyer pursuant to an instrument in substantially the same form as the Assignment, and (B) Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such Affected Assets, as adjusted pursuant to Section 2.4 and Section 13.1, and as would be further adjusted for such Affected Asset pursuant to Section 2.4 and Section 13.1 as if the Closing had occurred on the date of such assignment such that Buyer shall receive the benefit of such transferred asset and bear the burden of such transferred asset from the Effective Time.

(3)    If Seller fails to obtain any such Consent prior to Closing and (A) the failure to obtain such Consent would not (i) cause the assignment of the Assets affected thereby to Buyer to be void, (ii) give the holder of such Consent the right to terminate the applicable underlying Lease, Surface Contract, Applicable Contract or other instrument under the express terms thereof or (iii) give the holder of such Consent a Claim for liquidated damages pursuant to the express terms of the applicable underlying Lease, Surface Contract or Applicable Contract and (B) the holder of such Consent is not a Governmental Entity, then (I) the Assets subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Seller (for a period of 60 days following Closing) and Buyer shall each use their commercially reasonable efforts following Closing to obtain such Consent, (II) Buyer shall have no claim against Seller, and Seller shall have no liability for, the failure to obtain any such Consent and (III) Buyer shall be responsible from and after the Closing for any and all Losses arising from the failure to obtain such Consent.

ARTICLE 5

ENVIRONMENTAL MATTERS

5.1    Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Condition” means any circumstance, status or defect that, with notice to the Governmental Entity with jurisdiction, would currently require Remediation under Environmental Laws.

(b)    “Environment” means all or any of the following media: land (whether on or below the surface of the earth or beneath the surface of any waters); air or water, whether on or below the surface of the earth or whether contained within buildings or other natural or man-made structures above or below ground or below any waters; and any living organism (including man) supported by the foregoing media.

(c)    “Environmental Defect” means a Condition of or affecting the Environment in, on, under or relating to a particular Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments), but excluding any Plugging and Abandonment Obligations (which shall not constitute an Environmental Defect).

(d)    “Environmental Law” or “Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (1) pollution or pollution control, including, without limitation, storm water; (2) protection of the Environment or of human health, including from exposure to Hazardous Materials; (3) employee safety in the workplace; or (4) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Historic Preservation Act, 16 U.S.C. §470 et seq. and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

(e)    “Environmental Liabilities” means all Losses involving any pollution of or other harm to or destruction of the Environment or any natural resources, including the payment of natural resource damages that are assessed by any Governmental Entity and any Losses attributable to the Remediation of any such damage, brought or assessed by or in favor of any Persons, including any Governmental Entity, to the extent any of the foregoing directly or indirectly involves the Assets or the presence, disposal or release of any Hazardous Materials of any kind in, on or under the Assets or any other premises to the extent directly or indirectly relating to operations involving the Assets or the transportation, disposal or other handling of Hazardous Materials generated by or otherwise attributable to operations involving the Assets, whether any of the foregoing is created, arises or otherwise relates or is attributable to any period of time, whether before or after Seller acquired ownership of the Assets and whether before, on or after the Effective Time.

(f)    “Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is regulated by, or the use or disposal of which is otherwise governed under, any Environmental Law.

(g)    “Plugging and Abandonment Obligations” means any and all responsibility and liability, in accordance with all applicable Laws, Leases, Surface Contracts and other Contracts, permits or any orders, directives or other requirements of any applicable Governmental Entities or otherwise as required for reasonable and prudent oilfield operations, for all of the following, arising out of or otherwise relating to the ownership or operation of the Assets, directly or indirectly, whether attributable to any period of time before, on or after the Effective Time: (1) the necessary and proper plugging, replugging and abandonment of the Wells described on Exhibit B; (2) the necessary and proper removal, closure, abandonment, decontamination and disposal, as applicable, of all structures, facilities, pits, pipelines, Equipment, operating inventory, abandoned property, trash, refuse, wastes and junk located on, comprising part of or otherwise attributable to the Assets in connection with any activities referenced in this item (2) or the foregoing item (1); (3) the necessary and proper capping and burying of all associated flow lines and other pipelines located on or comprising part of the Assets, including in connection with any of the activities referenced in the foregoing items (1) or (2); and (4) the necessary and proper restoration of the surface and subsurface of the Properties to the condition as required pursuant to all applicable Laws, Leases, Surface Contracts and Contracts, in connection with any of the activities referenced in the foregoing items (1), (2) or (3).

(h)    “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, response action, removal, corrective action, mitigation, decontamination, treatment, cleanup and disposal of Hazardous Materials and restoration of any harm or damage to, or replacement of any destruction of, the Environment or any natural resources (including the payment of natural resource damages that are assessed by any Governmental Entity, including for the loss of use thereof), in each case, to the minimum extent required by applicable Environmental Laws.

5.2    Exclusive Remedy. Other than Buyer’s remedies for breaches of Section 6.15, Section 5.3 shall constitute the sole and exclusive rights and remedies of Buyer with respect to any Environmental Defect, the existence of any Condition with respect to the Assets, the Remediation of any such Environmental Defect or Condition, or Seller’s or its predecessors’ failure to comply with Environmental Laws.

5.3    Environmental Defects.

(a)    Environmental Defect Notices. On or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that, in Buyer’s reasonable opinion, constitute an Environmental Defect (such notice, an “Environmental Defect Notice”). To be effective, each Environmental Defect Notice shall be in writing and contain the following: (1) a clear description of the alleged Environmental Defect, (2) each Asset affected by the alleged Environmental Defect (each such Asset, an “Environmental Defect Property”), (3) the Allocated Value, if any, of each Environmental Defect Property, (4) supporting documents reasonably necessary for Seller (as well as any environmental consultant hired by Seller) to verify the existence of the alleged Environmental Defect, and (5) the amount that Buyer reasonably believes is the cost to Remediate each alleged Environmental Defect, net to Seller’s interest in the applicable Assets (the “Environmental Defect Value”), and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Environmental Defects, prior to the Defect Notice Date Buyer agrees to use its reasonable efforts to give Seller weekly notices of all Environmental Defects discovered by Buyer during the preceding week; provided that any such notice may be preliminary in nature and supplemented prior to or on the Defect Notice Date. Other than with respect to Buyer’s remedies for breaches of Section 6.15, any matters that may otherwise constitute an Environmental Defect, but of which Seller has not been notified by Buyer in an Environmental Defect Notice delivered in accordance with this Section 5.3(a) prior to the Defect Notice Date, shall be deemed to have been waived by Buyer for all purposes.

(b)    Environmental Deductibles. Other than with respect to Buyer’s remedies for breaches of Section 6.15, notwithstanding anything to the contrary in this Agreement, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Environmental Defect affecting an Environmental Defect Property for which the Environmental Defect Value attributable thereto does not exceed $50,000 (“Individual Environmental Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Environmental Defect Value attributable to an Environmental Defect affecting an Environmental Defect Property that exceeds the Individual Environmental Threshold unless the Total Defect Amount exceeds the Aggregate Defect Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to the amount by which the Total Defect Amount exceeds the Aggregate Defect Deductible. If any Asset is excluded pursuant to Section 5.3(e)(3), any Environmental Defect Value relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible. For the avoidance of doubt and notwithstanding anything to the contrary, in no event will Buyer be entitled to claim any remedies under Section 4.2(f), Section 4.2(j), Section 5.3(b), Section 5.3(e) or the “special warranty” contained in the Assignment for any Title Defects, Environmental Defects and/or claims under such “special warranty” to the extent any Title Defect Amounts, Environmental Defect Values or “special warranty” claims attributable thereto, in the aggregate (I) exceed the Total Defect Amount minus the Aggregate Defect Deductible or (II) with respect to an Asset, exceed the Allocated Value of such Asset. If any Asset is excluded pursuant to Section 5.3(e)(3), any Environmental Defect Value relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

(c)    Environmental Adjustment Amount. The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 5 for Environmental Defect Values shall be referred to as the “Environmental Adjustment Amount”.

(d)    Seller’s Right to Remediate. Continuing until the end of the Cure Period, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate any Environmental Defects timely asserted by Buyer pursuant to Section 5.3(a). If Seller believes that it has Remediated any applicable Environmental Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any environmental consultant hired by Buyer) to verify the Remediation of the Environmental Defects. Buyer shall, at or prior to the end of the Cure Period, advise Seller in writing whether it agrees or Disputes that the Environmental Defect has been so Remediated; provided that Buyer’s failure to timely respond to Seller’s notice of Remediation shall be deemed Buyer’s agreement that the Environmental Defect has been Remediated and Buyer’s waiver of its Claim with respect to such Environmental Defect. If Buyer timely notifies Seller of a Dispute as to Seller’s attempted Remediation of any Environmental Defect, then (subject to Section 5.3(e)) the provisions of Section 5.3(f) shall apply to such Environmental Defect.

(e)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Environmental Defect Value asserted with respect thereto and subject to Section 5.3(b), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or Remediated by Seller prior to the end of the Cure Period, then Seller shall elect one of the following remedies with respect to such Environmental Defect:

(1)    reduce the Purchase Price by the Environmental Defect Value applicable to such Environmental Defect;

(2)    indemnify Buyer against all Losses (up to the Allocated Value of the applicable Environmental Defect Property) resulting from such Environmental Defect and associated Remediation pursuant to an indemnity agreement mutually agreed by the Parties; or

(3)    retain the entirety of the Asset that is subject to such Environmental Defect (together with all related Assets), and reduce the Purchase Price by an amount equal to the sum of the Allocated Value of the Assets so retained.

If Seller elects the option set forth in clause (1) above, then Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Losses with respect thereto, and Buyer’s obligations with respect thereto shall be deemed to constitute Assumed Obligations. If Seller elects the option set forth in clause (2) above, Seller shall have the right to elect to assume responsibility for the Remediation of such Environmental Defect following Closing and, if Seller so elects (A) Seller shall use its reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and (B) Buyer, effective as of the Closing, hereby grants to Seller and its Representatives access to the Assets to conduct such Remediation.

(f)    Environmental Dispute Resolution Procedure. If prior to the Closing the Parties are unable to resolve any Environmental Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, an “Environmental Dispute Notice”), to Dispute such Environmental Disputed Matter and to invoke the Dispute resolution provisions below in this Section 5.3(f) in order to resolve any such Dispute. As used herein, the term “Environmental Disputed Matter” means a Dispute regarding any of the following: (w) the existence and scope of an Environmental Defect; (x) any Environmental Defect Value; (y) the Environmental Adjustment Amount, if any; and (z) the adequacy of Seller’s Environmental Defect Remediation actions. Any Environmental Dispute Notice must be delivered on or before the tenth Business Day after Closing. In no event will Closing be delayed on account of any Environmental Disputed Matter and if the Environmental Defect Property affected thereby is transferred to Buyer at Closing, the average of the Parties’ respective good faith estimates of the Environmental Defect Values attributable to such Environmental Defect Property shall be used in the calculation and determination of the Environmental Adjustment Amount to be used at Closing

(1)    The Parties shall attempt to resolve all Environmental Disputed Matters through good faith negotiations for a period of 20 days after the delivery of an Environmental Dispute Notice by either Party. Following such negotiation period, if the Environmental Disputed Matter at issue should remain in Dispute, such Environmental Disputed Matter shall be resolved pursuant to this Section 5.3(f) and the Parties shall mutually appoint an independent expert within five business days after such negotiation period having the qualifications specified below (the “Environmental Defect Expert”). If the Parties are unable to mutually agree upon the Environmental Defect Expert, then the Parties shall, within ten days after the expiration of such negotiation period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten day period) that the AAA, acting through its offices in Houston, Texas, appoint the Environmental Defect Expert. The Environmental Defect Expert shall be a certified environmental professional having a minimum of ten years’ experience with regard to the types of environmental defects affecting the Properties involved in the Environmental Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party or its Affiliates within the five year period preceding the submission of the Dispute. For the avoidance of doubt, the Environmental Defect Expert will function as an expert in accordance with the procedures set forth in this Section 5.3(f), not as an arbitrator.

(2)    Within 30 days following the appointment of the Environmental Defect Expert, Seller and/or Buyer shall provide the Environmental Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Environmental Defect Expert and each other, a summary of its position with regard to each such outstanding Environmental Disputed Matter in a written document of five pages or less per Environmental Disputed Matter. The Parties shall instruct the Environmental Defect Expert that, within 30 days after receiving the Parties’ respective submissions, the

Environmental Defect Expert shall render a written decision. In rendering its decision, the Environmental Defect Expert shall not award a higher Environmental Defect Value than the good faith amount claimed by Buyer in its summary or a lower Environmental Defect Value than the good faith amount claimed by Seller in its summary, as applicable. Any decision rendered by the Environmental Defect Expert pursuant hereto shall be final, conclusive, and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud. The Parties shall each bear one-half of the costs of the Environmental Defect Expert and of any associated Dispute resolution process and proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute.

(3)    If the Environmental Defect Expert determines that an Environmental Defect did not exist or that an Environmental Defect existed but was Remediated by Seller, then any Environmental Defect Value attributable thereto that was included in the Environmental Adjustment Amount used at Closing, if any, shall be credited to Seller in the Final Settlement Statement.

(4)    If the Environmental Defect Expert determines that an Environmental Defect exists, but that the Environmental Defect Value attributable thereto is a lesser amount than any Environmental Defect Value with respect thereto that was included in the Environmental Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Seller in the Final Settlement Statement.

(5)    If the Environmental Defect Expert determines that an Environmental Defect exists, such Environmental Defect has not been Remediated by Seller and the Environmental Defect Value attributable thereto is a greater amount than the any Environmental Defect Value with respect thereto that was included in the Environmental Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Buyer in the Final Settlement Statement.

(6)    Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

ARTICLE 6

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows:

6.1    Status. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.

6.2    Power. Seller has all requisite company power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

6.3    No Conflicts. Except as disclosed in Schedule 6.3 and assuming the receipt of all Consents and the waiver of all Preferential Rights, the execution, delivery and performance by Seller of this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Seller, (b) result in a default or the creation of any Lien (other than a Permitted Encumbrance), or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any Lease, Surface Contract, or Applicable Contract to which Seller is a party or, to the Knowledge of Seller, by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

6.4    Authorization and Enforceability. Assuming the due authorization, execution and delivery by Buyer of this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Seller at Closing pursuant to this Agreement will constitute, Seller’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.5    Consents. Except as set forth on Schedule 6.5 and for Customary Post-Closing Consents, no consent, approval or authorization of any applicable Governmental Entity or other Third Party is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (each such required consent, a “Consent”) by Seller.

6.6    Preferential Rights. Except as set forth on Schedule 6.6, there are no preferential rights to purchase or similar rights with respect to the Assets that are applicable to the transactions contemplated by this Agreement (each such applicable preferential right, a “Preferential Right”).

6.7    Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility whatsoever.

6.8    Bankruptcy. There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to the Knowledge of Seller, threatened against Seller or its Affiliates, and Seller is not insolvent or generally not paying its debts as they become due.

6.9    Litigation. Except as set forth on Schedule 6.9, as of the Execution Date there are no (a) actions, suits or proceedings by or against Seller with respect to the Assets, or, to Seller’s Knowledge, threatened or (b) to Seller’s Knowledge, investigations by Governmental Entities, in each case, against Seller with respect to the Assets, and in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity.

6.10    Material Agreements.

(a)    Schedule 6.10 lists the following types of Applicable Contracts in effect as of the Execution Date to Seller’s Knowledge (the “Material Agreements”):

(1)    any Applicable Contract between Seller, on the one hand, and any Affiliate of Seller, on the other hand;

(2)    any Applicable Contract for (A) the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or (B) the purchase, sale, processing, transportation or other disposal of any such Hydrocarbons, in each case, that is not cancelable without penalty or other payment on not more than 60 days’ prior written notice, other than terms of joint operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner;

(3)    any Applicable Contract requiring Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the Execution Date, other than non-consent penalties for non-participation in operations under joint operating agreements or conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties;

(4)    any Applicable Contract that creates any area of mutual interest or similar provision with respect to the Assets or contains any material restrictions on the ability of Seller to compete with any other Person;

(5)    any Applicable Contract that can reasonably be expected to result in aggregate payments by, or revenues to, Seller, in each case, only with respect to the Assets, of more than $200,000 during the current fiscal year or $500,000 in the aggregate over the term of such Contract;

(6)    any Applicable Contract that is a drilling contract, service agreement, unitization agreement, unit operating agreement, joint operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement or similar agreement (excluding any Tax partnership agreement);

(7)    any Applicable Contract that contains any rights allowing a Third Party to participate in any sales or purchases of any of the Assets that are triggered by or applicable to the transactions contemplated by this Agreement; and

(8)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Person without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $100,000.

(b)    To Seller’s Knowledge, it is not in default in any material respect under any Material Agreement. During the Due Diligence Period for purposes of the Due Diligence Review, Seller has or will make available to Buyer prior to Closing, true and complete copies of the Material Agreements.

6.11    AFEs. As of the Execution Date, all outstanding authorities for expenditures or other similar capital commitments relating to the Assets to drill or rework Wells or build gathering systems or other facilities (“AFEs”), that in each case, will be binding upon Buyer or the Assets as of the Effective Time, are set forth in Schedule 6.11, other than any AFEs that, individually, do not exceed $500,000, net to the applicable Assets. For the avoidance of doubt, the amounts shown on Schedule 6.11 with respect to such AFEs are estimates.

6.12    Taxes. Except as disclosed on Schedule 6.12, (a) all Tax Returns relating to or in connection with Seller’s acquisition, ownership, or operation of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects; (b) subject to any Taxes which Seller disputes in good faith, all Taxes relating or applicable to Seller’s acquisition, ownership or operation of the Assets that are or have become due have been timely paid in all material respects, and Seller is not delinquent in the payment of any such Taxes; (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets; (d) there are no administrative or judicial proceedings pending against the Assets or against Seller relating to or in connection with the Assets by any taxing authority with respect to Taxes; (e) there are no Liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax other than Permitted Encumbrances; (f) Seller is not a foreign person within the meaning of Section 1445(f) of the Code; and (g) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets or the business of Seller have been satisfied in all material respects.

6.13    Tax Partnerships. None of the Assets is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code (a “Tax Partnership”).

6.14    Compliance with Law and Government Authorizations.

(a)    Except as would not have a Material Adverse Effect, to Seller’s Knowledge, the operator of the Assets has obtained (or has filed to obtain) and is maintaining all Governmental Authorizations that are presently necessary or required by it to own and operate the Assets as the Assets are presently owned and operated.

(b)    Except as provided on Schedule 6.14, no written notice of violation of Law or a Governmental Authorization has been received by Seller nor any of its Affiliates from a Governmental Entity with respect to the Assets.

(c)    Except as would not have a Material Adverse Effect, the Assets operated by Seller or its Affiliates are being operated in compliance with all applicable Laws.

Notwithstanding the foregoing, this Section 6.14 does not relate to any Tax matters, which are exclusively addressed in Section 6.12 and Section 6.13, or Environmental Laws, which are exclusively addressed in ARTICLE 5 and in Section 6.15.

6.15    Environmental Matters. Except as referenced in Schedule 6.15 or as would not have a Material Adverse Effect:

(a)    Neither Seller nor any of its Affiliates has entered into any agreements, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Entity in existence as of the Execution Date based on any prior violations of Environmental Laws that materially impairs the future ownership or use of any of the Assets or that currently requires any Remediation as to any of the Assets.

(b)    As of the Execution Date, neither Seller nor any of its Affiliates has received written notice from any Governmental Entity of any Condition concerning any Asset that (1) materially interferes with or prevents compliance by Seller or the Assets with any Environmental Law or the terms of any Governmental Authorization relating to Environmental Laws, or (2) gives rise to or results in common Law or other material liability of Seller to any Person.

6.16    Payments for Production; Calls on Production.

(a)    Seller has not: (1) received any advance, “take-or-pay” or other similar payments under production sales Contracts applicable to the Assets that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor; or (2) other than in accordance with gas balancing arrangements and non-consent provisions in Contracts, received any advance payment or other similar payment to deliver Hydrocarbons produced from, or attributable to, the Assets, or proceeds from the sale thereof, at some future time, without receiving payment therefor at or after the time of delivery.

(b)    To Seller’s Knowledge, no Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbon production from the Assets, except as may be provided in the Material Agreements.

6.17    Well Status and Abandonments. Except as referenced on Schedule 6.17 and as would not have a Material Adverse Effect (a) to Seller’s Knowledge, all Wells that have been permanently abandoned were abandoned in accordance with all applicable Laws; and (b) neither Seller nor its Affiliates have received any written notices from any applicable Government Entity that: (1) any such permanently abandoned Wells were not abandoned in accordance with all applicable Laws; or (2) there are any Wells for which permanent abandonment is presently required for compliance with applicable Laws.

6.18    Bonds and Credit Support. Except as referenced on Schedule 6.18, there are no bonds, letters of credit and other similar credit support instruments maintained by Seller or its Affiliates with respect to Seller’s ownership and operation of the Assets.

6.19    Suspense Funds. Except as set forth in Schedule 6.19, as of the date set forth on such Schedule, Seller and its Affiliates do not hold any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Properties other than amounts less than the statutory minimum amount that Seller or its Affiliates is permitted to accumulate prior to payment.

6.20    Imbalances. Schedule 6.20 sets forth all material Imbalances associated with the Assets operated by Seller or its Affiliates as of the Effective Time.

6.21    Insurance. Schedule 6.21 lists each material insurance policy maintained by Seller that relate or provide coverage to the Assets (the “Policies”). Except as set forth on Schedule 6.21, there are no claims pending with respect to any such Policies with respect to the Assets or the operation thereof. Each Policy is in full force and effect.

6.22    Royalties. Except as disclosed on Schedule 6.22 and for such items that are not yet due or are being held in suspense as permitted pursuant to applicable Law, Seller has paid, in all material respects, all royalties, overriding royalties and other burdens on production due by Seller with respect to the Properties.

6.23    Non-Consent Operations. Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 6.23 accurately reflects all payout balances attributable to Seller’s interest in the Wells operated by Seller or its Affiliates as of the date set forth with respect to each payout balance on Schedule 6.23. The interest of Seller in the Leases or Wells does not include any interest to which it may be entitled by virtue of another party electing or being deemed to have elected to go Non-Consent to a proposed operation except as described on Schedule 6.23.

6.24    Leases. All of the Leases are beyond their primary terms except as described on Schedule 6.24. Except for those undeveloped Leases described in Schedule 6.24, Buyer is not subject to a continuous drilling provision requiring the drilling of an additional Well or Wells to maintain any of the Leases as to any of the Land covered thereby which has been included in a pooled unit for as long as the Wells described on Exhibit B produce in paying quantities.

ARTICLE 7

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

7.1     Organization and Standing. Buyer is a Corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

7.2    Power. Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

7.3    No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Buyer, (b) result in a default or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

7.4    Authorization and Enforceability. Assuming the due authorization, execution and delivery by Seller of this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Buyer at Closing pursuant to this Agreement will constitute, Buyer’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.5    Consent. No Consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer.

7.6    Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall have any responsibility whatsoever.

7.7    Bankruptcy. There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates, and Buyer is not insolvent or generally not paying its debts as they become due.

7.8    Litigation. There is no action, suit, proceeding, Claim or investigation by any Governmental Entity, court, arbitral authority or other Person pending by or against Buyer or, to Buyer’s Knowledge, threatened against Buyer, in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

7.9    Financial Resources and other Capability. Buyer has the financial resources available to consummate the transactions contemplated by this Agreement, to pay the Purchase Price and to pay any and all fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement. Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Seller under the Assets.

7.10    Buyer’s Evaluation.

(a)    Review. Buyer is an experienced and knowledgeable investor in the oil and gas industry and is aware of the possibility of risks in the acquisition of oil and gas assets. Buyer acknowledges that Seller has not made any representations or warranties as to the Assets except as expressly and specifically provided in ARTICLE 6, the affirmations of such representations and warranties contained in the certificate to be delivered by Seller at Closing pursuant to Section 10.3(c) and the “special warranty” contained in the Assignment, and that Buyer may not rely on any other representations or warranties made by Seller or Seller’s Representatives or on any of Seller’s estimates with respect to reserves or the value of the Assets, or any projections as to future events or other analyses or forward looking statements.

(b)    Independent Evaluation. In entering into this Agreement, except for the representations and warranties expressly and specifically provided in ARTICLE 6, the affirmations of such representations and warranties contained in the certificate to be delivered by Seller at Closing pursuant to Section 10.3(c) and the “special warranty” contained in the Assignment, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Assignment and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves or other value of the Assets.

7.11    Securities Law Compliance. Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

7.12    Valid Issuance of Share Consideration. The shares of Class A Common Stock to be issued as the Share Consideration have been duly authorized for issuance by Buyer and, when issued and delivered to Seller in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to any preemptive or similar rights. Upon Closing and the transfer of the Share Consideration to Seller, the Share Consideration will be free of any and all liens and restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws. The issuance of the Share Consideration to Seller shall not, whether with or without the giving of notice, the passage of time or both, require any consent, approval or notice under, or constitute a breach or violation of the organization documents of Buyer, conflict with or constitute a material breach of, or default under, or result in the creation or imposition of any Lien upon the property or assets of Buyer pursuant to any contract to which Buyer is a party, or result in a violation of any applicable material Law, judgment, order, writ or decree of any Governmental Entity with jurisdiction over Buyer or its assets.

7.13    Listing Compliance. Buyer’s shares included in the Share Consideration are quoted on the Nasdaq Global Select Market (“NASDAQ”), Buyer has complied with all listing requirements of the NASDAQ, has not taken any action designed to, or likely to have the effect of, delisting the shares of Class A Common Stock to be issued as the Share Consideration from the NASDAQ and Buyer has not received any notice of delisting.

7.14    Capitalization.

(a)    The authorized capital stock of Buyer consists solely of 100,000,000 shares of Class A voting common stock, $0.001 par value per share (the “Class A Common Stock”), and 5,000 shares of Class B non-voting common stock, par value $0.001 per share (the “Class B Common Stock”). As of May 10, 2017, 21,822,015 shares of Class A Common Stock were issued and outstanding and 2,500 shares of Class B Common Stock were issued and outstanding. Except as disclosed in Schedule 7.14(a) of the Buyer Capitalization Disclosure Schedule, as of May 10, 2017, there were no outstanding and unvested award issuances under Buyer’s long-term incentive plan, there were no shares of buyer Class A Common Stock underlying outstanding but unexercised warrants issued under Buyer’s Securities Purchase Agreement entered into on August 2, 2016 with Juneau Energy, LLC and Jefferies, LLC and an additional 87,375 shares of Class A Common Stock available for issuance under Buyer’s long-term incentive plan. Other than the obligations described in the previous sentence related to Buyer’s long-term incentive plan and outstanding warrants, Buyer does not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in Buyer, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in Buyer, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in Buyer.

(b)    All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each subsidiary of Buyer, as applicable, are validly issued, fully paid and non-assessable and are owned of record and beneficially by Buyer, directly or indirectly. Buyer has, as of the date hereof and shall have on the Closing Date, valid and marketable title, directly or indirectly, to all of the shares of capital stock of, or membership interests or other ownership interests in, each subsidiary of Buyer, free and clear of any Liens except for such Liens as would not, in the aggregate, reasonably be expected to have a material adverse effect. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the subsidiaries of Buyer, as applicable, are the sole outstanding securities of such subsidiaries; the subsidiaries of Buyer do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such subsidiaries; and neither Buyer nor any of its subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any capital stock of, or membership interests or other ownership interests in, any subsidiary of Buyer.

(c)    Buyer has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in its organizational documents that is, or at the Closing Date shall be, applicable to the Seller, Buyer’s capital stock, or the transactions contemplated by this Agreement.

7.15    SEC Reports; Financial Statements.

(a)    Buyer has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by Buyer with the SEC since Buyer first became subject to the SEC’s Exchange Act reporting requirements on July 5, 2016 (such documents being collectively referred to as the “SEC Reports”). Each SEC Report (i) at the time filed or, if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report and (ii) did not, at the time it was filed (or, if amended or superseded by a filing or amendment prior to the date hereof, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements contained in the SEC Reports (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and (ii) fairly present, in all material respects, the consolidated financial position and operating results, equity and cash flows of Buyer and its subsidiaries, on a consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal, recurring and year-end audit adjustments.

(c)    Buyer, and its subsidiaries, have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer and its subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

7.16    Absence of Undisclosed Liabilities. There are no liabilities or obligations of Buyer or any subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute,

determined, determinable or otherwise, other than (A) liabilities or obligations disclosed, reflected or reserved against and provided for in the consolidated balance sheet of Buyer as of December 31, 2016 included in Buyer’s SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2016, (C) liabilities or obligations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or (D) liabilities or obligations incurred pursuant to this Agreement.

7.17    Seller Is Not an Affiliate. To the knowledge of Buyer, Seller is not an affiliate of Buyer for purposes of the Securities Act or the Exchange Act and will not become an affiliate of Buyer for such purposes upon issuance of the Share Consideration.

7.18    Absence of Certain Changes or Events.

(a)    Since December 31, 2016, there has not been any Buyer Material Adverse Effect.

(b)    Since December 31, 2016, through the date hereof, there has not been any material loss, damage, destruction or other casualty to the assets or properties of either of Buyer or any of its subsidiaries (other than (x) any for which insurance awards have been received or guaranteed and (y) for such failures as would not individually or in the aggregate have a Parent Material Adverse Effect).

(c)    Since December 31, 2016 through the date hereof, except as reported in the Buyer’s Exchange Act filings with the SEC, each of the Buyer and its subsidiaries has operated in the ordinary course of business and has not:

(1)    (A) lent money to any Person (other than to any of its wholly owned subsidiaries) or incurred or guaranteed any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, or (B) entered into any capital lease obligation, other than with any of its wholly owned subsidiaries;

(2)    failed to discharge or satisfy any material Lien or pay or satisfy any obligation or liability or accounts payable (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000, other than obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

(3)    mortgaged, pledged or subjected to any Lien any of its assets, properties or rights in excess of $1,000,000;

(4)    sold or transferred any of its material assets in excess of $1,000,000;

(5)    declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so;

(6)    (A) changed any of its material accounting principles or practices, except as required by GAAP or by the SEC, or (B) changed its material Tax elections, or entered into any material closing agreement or settled or compromised any material claim or assessment, in each case in respect of material Taxes;

(7)    Entered or committed to enter into any arrangement or agreement that could result in the dilution of the Buyer’s capital stock; or

(8)    Entered into any agreement or made any commitment to do any of the foregoing.

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1    Covenants and Agreements of Seller. Except (w) as set forth in Schedule 8.1, (x) for and in connection with the operations pursuant to any AFE listed on Schedule 6.11, (y) as required pursuant to the terms of any Material Agreement or Lease or to the extent Seller does not have the Legal Right, or (z) as consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a)    Operations Prior to Closing. From the Execution Date until the Closing, Seller shall:

(1)    use its commercially reasonable efforts to cause the Assets to be operated in a manner consistent in all material respects with past practice; provided, however, if Seller cures any non-compliance with respect to any of the foregoing matters prior to Closing, Seller shall be deemed to have complied with this Section 8.1(a)(1); and

(2)    notify Buyer if Seller receives written notice of any Third Party Claim affecting the Assets or written notice of any default by Seller under any Material Agreement, Lease or Surface Contract.

(b)    Restriction on Operations. From the Execution Date until the Closing, Seller shall not:

(1)    convey, sell, transfer or abandon any part of the Assets except (A) Leases that have terminated in the ordinary course of business based upon the expiration of the primary terms of such Leases, (B) Leases that are no longer capable of production in paying quantities, (C) sales of Equipment or facilities in the ordinary course of business, (D) sales of Hydrocarbons produced from, or attributable to, the Assets in the ordinary course of business or (E) for Permitted Encumbrances;

(2)    approve or propose any operations anticipated in any instance to cost the owner of the Assets more than $100,000, net to the Assets, per activity or per any series of related activities, except for (A) emergency operations, (B) any operations required under applicable Laws, or (C) any operations necessary to avoid a material monetary penalty or forfeiture provision under any applicable Lease, Surface Contract, Applicable Contract or Law; provided, however, that Seller shall forward to Buyer the applicable AFE with respect to any operation that does not require approval pursuant to this Section 8.1(b)(2);

(3)    enter into any farm-out, farm-in or other similar Contract affecting the Assets;

(4)    let lapse any of Seller’s insurance now in force with respect to the Assets;

(5)    modify or terminate any Material Agreement, other than any such Material Agreement that terminates according to its terms;

(6)    enter into any Contract that, if in existence as of the Execution Date, would be a Material Agreement;

(7)    waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 individually or in the aggregate, net to the Assets, (excluding amounts to be paid under insurance policies); or

(8)    authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 8.1(b).

(c)    Consents. For the purposes of obtaining the written consents for AFEs required in Section 8.1(b)(2), Buyer designates the following contact Person: John Evans, at the address and telephone number for Buyer set forth in Section 15.3. Such consents may be obtained in writing by overnight courier or given by .pdf via email or facsimile transmission. Buyer agrees that it will (1) timely respond to any written request for consent pursuant to Section 8.1(b)(2), and (2) consent to any written request for approval of any AFE that the officers of Seller reasonably consider to be economically viable. Buyer’s consent shall be considered granted within ten days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) after Buyer’s receipt of such request for such consent, unless Buyer notifies Seller to the contrary during that period.

(d)    Disclaimer. Buyer acknowledges that Seller may own interests in Assets with respect to which it is not the operator, and therefore, for the sake of clarity , it is acknowledged that Seller does not have the “Legal Right” with respect to the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any of Seller’s Affiliates and which Seller does not have the contractual right to control and no action required by a vote of Working Interest owners in and of itself shall constitute a breach of this Section 8.1 so long as Seller has voted its interest in a manner that complies with the provisions of this Section 8.1.

8.2    Covenants and Agreements of Buyer.

(a)    Buyer covenants and agrees with Seller that Buyer shall use commercially reasonable efforts to assure that, as of the Closing Date, it will not be under any material legal, contractual or other restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.

(b)    Change of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall (1) eliminate the name “Sanchez” or “SN Marquis” and any variants thereof from the Assets, (2) cease using in any way the word “Sanchez” or “SN Marquis” with respect to the Assets, and (3) remove and cease to use all trademarks associated with Seller or its Affiliates with respect to the Assets. Except with respect to such grace period for eliminating existing usage, for the avoidance of doubt, Buyer shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates. FROM AND AFTER THE CLOSING, BUYER HEREBY WAIVES, RELEASES AND AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND THE OTHER SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY LOSSES ARISING OUT OF, OR IN ANY WAY ATTRIBUTABLE TO, THE USE OF THE WORD “SANCHEZ” OR “SN MARQUIS” WITH RESPECT TO THE ASSETS OR OTHERWISE IN RELATION TO ANY BREACH BY BUYER OF ITS OBLIGATIONS UNDER THIS SECTION 8.2(b), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(c)    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (1) for Buyer’s ownership and, as applicable, operation of the Assets and (2) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

(d)    Confidentiality. As used herein, the term “Confidential Information” means all proprietary information of whatever nature, in whatever form (including written, graphic, digital, electronic or otherwise), which may be disclosed by Seller or its Representatives to Buyer or its Representatives, or otherwise obtained by Buyer or its Representatives, regarding the Assets (whether pursuant to Buyer’s Due Diligence Review or otherwise), including the following types of information, documents and other materials: (w) geological, geophysical, drilling, engineering, production, operational, reserve, reservoir and other technical, leasehold, land, environmental, financial, commercial and other data, plats, models, plans, analyses, reports, contracts and other materials; (x) the existence and contents of any proposal, discussion, negotiation, understanding or agreement involving the Parties in respect of the Assets, including with respect to the transactions contemplated by this Agreement; (y) all reproductions, transcriptions, reports, summaries, extracts, restatements, analyses, interpretations, sketches, notes and other materials, in whatever form, which may be generated by Buyer any Confidential Information previously received by Buyer; and (z) Third Party Proprietary Data.

(1)    Subject to Section 8.2(d)(2) and Section 8.2(d)(3), Buyer agrees that all Confidential Information shall be kept strictly confidential and shall not be sold, traded, published, transferred or otherwise disclosed to any other Person in any manner whatsoever, including electronically or by any other means of reproduction or transmittal, without Seller’s specific prior written consent. Without limiting the scope of Buyer’s obligations under the immediately preceding sentence, Buyer shall take protective measures for the Confidential Information which are at least as stringent as for its own confidential and proprietary information.

(2)    Except as otherwise provided in this Agreement, Buyer may disclose Confidential Information without Seller’s specific prior written consent only to the extent that such disclosed Confidential Information: (A) at the time disclosed, is part of the public domain other than through the act or omission of Buyer or its Representatives in violation of the provisions of this Section 8.2(d); (B) was, prior to the Effective Time, acquired independently by Buyer from a Third Party who (i) lawfully obtained such Confidential Information, (ii) did not derive such Confidential Information directly or indirectly from Seller or its Representatives and Confidential Information and (iii) represented that it had the right to disseminate such information to Buyer; (C) is developed by Buyer or any of its Affiliates independently, and without the use of or reference to, any of the Confidential Information; or (D) is required to be disclosed by Buyer under applicable Law, including any recognized securities exchange on which the shares of Buyer or any of its Affiliates are actively traded; provided that Buyer will make all reasonable efforts to give Seller prior written notice of any such required disclosure and the opportunity to seek a protective order if Seller wishes, all to the extent permitted by applicable Law; provided further, if Seller wishes, but is unable, to obtain such protective order, then (I) Buyer may disclose to the appropriate Governmental Entity or other authority only that portion of the Confidential Information which Buyer is legally required to disclose and Buyer shall use all reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information and (II) Buyer shall not be liable to Seller for such disclosure to the extent made in accordance with this Section.

(3)    Notwithstanding the foregoing, Buyer may disclose Confidential Information to any of its Affiliates and other Representatives without Seller’s prior written consent, provided that Buyer shall remain liable hereunder for any failure of such Affiliate or other Representative to maintain such Confidential Information as strictly confidential in accordance with the terms of this Section 8.2(d). Buyer shall ensure that each such Affiliate and other Representative is aware of Buyer’s obligations under this Section 8.2(d) and shall ensure compliance by each such Affiliate and other Representative with all such obligations. After Closing, Buyer may disclose Confidential Information acquired with the Assets except as may be prohibited by agreements with Third Parties.

8.3    Covenants and Agreements of the Parties.

(a)    Communication Between the Parties Regarding Breach. If Buyer or Seller obtains Knowledge prior to Closing that leads either Party to believe that the other Party has breached a representation or warranty or failed to perform a covenant or agreement under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as reasonably practicable so that the breaching Party may attempt to remedy or cure such breach prior to the Closing. If such breach or failure is thereafter cured to the reasonable satisfaction of the non-breaching Party by the Closing (or, if the Closing does not occur, by the date this Agreement terminates), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement. Should any Party fail to inform the other Party of any such breach or failure by such other Party pursuant to this Section 8.3(a), the Party with Knowledge of such breach or failure shall be deemed to have waived, for all purposes hereunder, the breach or failure for which it has not provided the other Party with notification pursuant to this Section 8.3(a).

(b)    Casualty Loss. Prior to Closing, if a portion of the Assets is destroyed or materially damaged by fire or other casualty or if a material portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (each, a “Casualty Loss”), Seller shall promptly advise Buyer in writing of such Casualty Loss and shall elect, by the delivery of written notice to Buyer at least five Business Days prior to the Closing Date (or, if the Casualty Loss occurs after such date and prior to Closing, as soon as reasonably practicable prior to the Closing Date), either of the following: (1) to retain the Asset affected by the Casualty Loss and reduce the Purchase Price by the Allocated Value of such Asset; or (2) to assign such Asset to Buyer without any reduction of the Purchase Price, subject to the assignment to Buyer of all insurance proceeds received by Seller (net of any Taxes and collection costs incurred thereon by Seller) as to such Casualty Loss.

(c)    Operatorship. To the extent Seller or one of its Affiliates is designated as operator of certain Assets pursuant to joint operating agreements with Third Parties included in the Applicable Contracts, Buyer acknowledges that such Third Parties may not agree to allow Buyer to succeed Seller or its Affiliate as operator under such joint operating agreements or may exercise other rights that they may have which would preclude Buyer from succeeding Seller or its Affiliate as operator. Buyer specifically acknowledges and agrees that Seller has made no representation, warranty or other guarantee that Buyer will succeed Seller or its Affiliate as operator under any joint operating agreement; provided that Seller shall use its commercially reasonably efforts to support Buyer’s succession as operator as to any of the Assets operated by Seller or its Affiliates (subject to the provisions of any applicable joint operating agreement), including soliciting the written vote of any co-working interest owner of the Assets to Buyer’s succession as operator. Prior to Closing, Seller shall not, and shall cause its Affiliates to not, voluntarily resign as operator under any joint operating agreements and unit operating agreements covering the Assets.

(d)    Employees of Seller. Buyer agrees that, without Seller’s prior written consent and excepting only as expressly otherwise provided below, until one year after the Closing Date, Buyer will not, directly or indirectly, solicit for employment any employee of Seller or any of its Affiliates who have provided services in relation to the Assets or with whom Buyer has had contact or who became known to Buyer in connection with Buyer’s consideration of the transactions contemplated by this Agreement; provided that, so long as Buyer has not breached its obligations hereunder, Buyer shall not be precluded from hiring any such employee or other Person who (1) responds to any advertisement to the public or the industry generally that is not directly or indirectly targeted at employees of Seller or any of its Affiliates, or (2) has been terminated (and not rehired) by Seller or any of its Affiliates prior to commencement of employment discussions between Buyer and such employee or other Person.

(e)    Government Reviews. In a timely manner and at least 30 days prior to Closing, the Parties shall (1) make all required filings, prepare all required applications and conduct negotiations with each Governmental Entity as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (2) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Without limiting the foregoing, if the Parties determine that a filing under the HSR Act is required, then, within ten Business Days following the Execution Date, the Parties will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Each of the Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. The Parties shall cooperate with each other and shall promptly furnish all information to the other Parties that is necessary in connection with Buyer’s compliance with the HSR Act. The Parties shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 8.3(e) shall be borne by Buyer.

(f)    Amendment of Schedules. Buyer agrees that Seller shall have the continuing right until Closing to add, supplement or amend the Schedules and Exhibits with respect to any matter hereafter arising or discovered which, if existing or known as of the Execution Date or thereafter, would have been required to be set forth or described in such Schedules and Exhibits. For purposes of determining whether the conditions set forth in ARTICLE 10 have been fulfilled, the Schedules and Exhibits to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and deemed part of the Schedules and Exhibits for all purposes and Buyer shall not be entitled to make any Claim with respect thereto pursuant to the terms of this Agreement or otherwise.

ARTICLE 9

TAX MATTERS

9.1    Asset Tax Liability. Subject to the treatment of real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) provided below, all Asset Taxes for Tax periods that begin before and end on or after the Effective Time shall be allocated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time. All Asset Taxes that are not Property Taxes shall be allocated to Seller to the extent they relate to Hydrocarbon production prior to the Effective Time and to Buyer to the extent they relate to Hydrocarbon production on or after the Effective Time. No liability for

Asset Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4. Property Taxes for each assessment period shall be allocated to Seller based on the percentage of the assessment period occurring before the Effective Time and to Buyer based on the percentage of the assessment period occurring on or after the Effective Time. Each Party shall promptly furnish to the other Party copies of any Asset Tax assessments and statements (or invoices therefor from any applicable Third Party operator of the Assets) received by it, to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under this Section 9.1. Seller shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent relating to the period on and after the Effective Time and through the Closing Date, together with all Subject Transfer Taxes, and incorporate such estimates into the Preliminary Settlement Statement. The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated, as necessary, based on the best information available at the time of the Final Settlement Statement.

9.2    Transfer Taxes. All sales, use, transfer, stamp, documentary, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes but excluding Taxes on gross income, net income or gross receipts), duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer. The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes. Buyer agrees to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes and to reasonably consult with Seller regarding any such filing.

9.3    Asset Tax Returns. Seller shall provide Buyer with any information Seller has that is reasonably necessary for Buyer to file any required Tax Return with respect to Asset Taxes that are due after the Closing Date. All such Tax Returns shall be prepared by Buyer in a manner consistent with the prior practice of Seller, to the extent permitted by Law and in a manner consistent with the allocation described in Section 2.3(a), Section 2.3(b) and, if applicable, the final Section 1060 Allocation Schedule. Buyer shall provide Seller with copies of completed drafts of such Tax Returns at least 20 days prior to the due date for filing thereof, to the extent reasonably practicable, along with supporting work papers, for Seller’s review. Buyer shall consider in good faith any comment that Seller submits to Buyer no less than ten days prior to the due date of such Tax Returns. Buyer shall file all such Tax Returns and, subject to the provisions of Section 9.1, pay all Asset Taxes due and payable with respect to such Tax Returns. To the extent Buyer makes any payment of Asset Taxes pursuant to this Section 9.3 for which Seller is liable pursuant to Section 9.1 and which exceeds the amount taken into account in the Final Settlement Statement, Seller shall reimburse Buyer for such excess amount no later than ten days after Buyer delivers a statement to Seller setting forth the amount of reimbursement to which Buyer is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

9.4    Tax Cooperation. Buyer and Seller shall each cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such Records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.5    Like Kind Exchange. Buyer and Seller agree to use commercially reasonable efforts and cooperation (without risk, expense or extraordinary commitment of personnel or other resources) in any attempt to qualify (a) the transfer of the Assets by Seller with respect to this transaction or (b) the purchase of the Assets by Buyer, with respect to a separate transaction whereby Buyer transfers other oil and gas properties to a Third Party, as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, through a trust, escrow or other reasonable means; provided, however, that (1) Seller shall defend, indemnify and hold Buyer harmless for any cost, expense, obligation or other liability, without limitation, which Buyer may suffer in connection with or arising out of Buyer’s cooperation with Seller’s treatment of the sale of the Assets as part of a like-kind exchange and on account of Buyer’s cooperation with Seller’s attempt to qualify the transfer of the Assets by Seller with respect to this transaction as a like-kind exchange, and (2) Buyer shall defend, indemnify and hold Seller harmless from any cost, expense, obligation or other liability, without limitation, which Seller may suffer in connection with or arising out of Seller’s cooperation with Buyer’s treatment of the purchase of the Assets as part of a separate like-kind exchange and on account of Seller’s cooperation with Buyer’s attempt to qualify the purchase of the Assets by Buyer with respect to this transaction as a like-kind exchange. Each Party shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a “qualified intermediary” (as defined in Treasury Regulations Section 1.1031(k)-l(g)(4)) or as otherwise necessary or appropriate to effectuate a like-kind exchange, and each other Party agrees to recognize said qualified intermediary. Each Party shall be solely responsible for assuring the effectiveness of any exchange for its Tax purposes, and each other Party makes no representation or undertaking with regard to such effectiveness. In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing Date set forth in this Agreement, except as may otherwise be mutually agreed by the Parties in writing.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1    Conditions to Obligations of Both Parties. The obligations of each Party at the Closing are subject to the satisfaction (or waiver by both Parties) at or prior to the Closing of the following conditions precedent:

(a)    Governmental Entity Consents. All consents and approvals of any Governmental Entity (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents and Consents addressed by Section 4.4(b), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(b)    No Governmental Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other legal restraint, prohibition or order issued by any court of competent jurisdiction or Governmental Entity preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(c)    No Action. No action will have been taken, nor any statute, rule, or regulation will have been enacted and become effective, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.

10.2    Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)    All representations and warranties of Buyer contained in ARTICLE 7 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date);

(b)    Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer (individually or as to its share of any joint obligations with Seller) at or prior to the Closing;

(c)    Buyer shall deliver to Seller a certificate to be executed by an authorized officer of Buyer certifying to the satisfaction of the foregoing conditions contained in Section 10.2(a) and Section 10.2(b); and

(d)    Buyer shall have delivered, or be ready, willing and able to deliver, to Seller the deliverables set forth in Section 12.3.

10.3    Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)    All representations and warranties of Seller contained in ARTICLE 6 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date); provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would constitute a Material Adverse Effect;

(b)    Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller (individually or as to its share of any joint obligations with Buyer) at or prior to the Closing;

(c)    Seller shall deliver to Buyer a certificate to be executed by an authorized officer of Seller certifying to the satisfaction of the foregoing conditions contained in Section 10.3(a) and Section 10.3(b);

(d)    Seller shall deliver to Buyer releases with respect to any Assets encumbered by recorded mortgages or financing statements relating to debt facilities maintained by Seller or any Affiliate of Seller (provided that Seller shall not be obligated to provide releases with respect to “all assets” and other filings to the extent such filings do not specifically list the Assets); and

(e)    Seller shall have delivered, or be ready, willing and able to deliver, to Buyer the deliverables set forth in Section 12.3.

ARTICLE 11

RIGHT OF TERMINATION

11.1    Termination. This Agreement may be terminated prior to Closing as follows:

(a)    by the mutual written agreement of Seller and Buyer;

(b)    by Buyer, if any of the conditions set forth in Section 10.1 or Section 10.3 have not been satisfied by Seller on or before the Outside Termination Date;

(c)    by Seller, if any of the conditions set forth in Section 10.1 or Section 10.2 have not been satisfied by Buyer on or before the Outside Termination Date;

(d)    by Buyer, if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 of this Agreement have been satisfied (or, with respect to the conditions set forth in Section 10.3, waived in writing by Buyer), in each case, on or before the Outside Termination Date, or waived, as applicable, and Seller nevertheless refuses or fails to consummate the transactions contemplated by this Agreement; provided, Seller shall first be entitled to 10 days’ notice and the reasonable opportunity to cure and provided further that Buyer shall not be in breach at such time;

(e)    by Seller, if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 of this Agreement have been satisfied (or, with respect to the conditions set forth in Section 10.3, waived in writing by Seller), in each case, on or before the Outside Termination Date, or waived, as applicable, and Buyer nevertheless refuses or fails to consummate the transactions contemplated by this Agreement; provided, Buyer shall first be entitled to 10 days’ notice and the reasonable opportunity to cure and provided further that Seller shall not be in breach at such time;

(f)    by Seller or Buyer if Closing has not occurred on or before the Outside Termination Date through no breach of this Agreement by the terminating Party; or

(g)    by either Seller or Buyer, if the sum of (1) the Title Adjustment Amount, (2) the Environmental Adjustment Amount and (3) the Allocated Value of any Assets removed from the transactions contemplated by this Agreement pursuant to Section 4.2(j)(2), Section 4.4(a), Section 4.4(b), Section 5.3(e)(3) or Section 8.3(b), without duplication, exceeds, in the aggregate (i.e. collectively as to clauses (1), (2), and (3) above), 30% of the unadjusted Purchase Price;

provided, however, that neither Buyer nor Seller shall have the right to terminate this Agreement pursuant to Section 11.1(b) or Section 11.1(c) if such Party is at such time in material breach of any provision of this Agreement.

11.2    Liabilities Upon Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 11.1, then, except for the provisions of Sections 1.1, 1.2, 3.3(b), 3.3(d), 3.3(e), 8.2(d), 11.2, 11.3, and 14.2(e) and ARTICLE 15, this Agreement shall forthwith terminate and become void and, except as otherwise set forth in this Section 11.2, the Parties shall have no further liability or obligation hereunder and each Party waives all remedies available at law or in equity on account of the termination of this Agreement pursuant to Section 11.1.

(a)    If Seller has the right to terminate this Agreement pursuant to Section 11.1(c) due to a willful breach of this Agreement by Buyer or Section 11.1(e), then, in each case, Seller shall be entitled to (1) terminate this Agreement and retain the Performance Deposit, free and clear of any Claims thereon by Buyer or its Affiliates, as liquidated damages, or (2) enforce specific performance of this Agreement and other equitable remedies. Buyer and Seller each agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(b)    If this Agreement is terminated for any reason other than as set forth in Section 11.2(a), then Seller shall return the Performance Deposit to Buyer, without interest, free and clear of any claims thereon by Seller or its Affiliates.

11.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller or destroy all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information whatsoever furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with the Due Diligence Review or the transactions contemplated hereby. An officer of Buyer shall certify same to Seller in writing.

ARTICLE 12

CLOSING

12.1    Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on (a) June 17, 2017, provided that if the conditions set forth in Section 10.1, Section 10.2, and Section 10.3 (other than any such conditions that by their nature cannot be satisfied until the Closing Date) have not been satisfied or waived as of such date, then on the fifth Business Day after satisfaction (or waiver) of such conditions, or (b) such other date as Buyer and Seller may agree upon in writing. The date Closing occurs shall be the “Closing Date”.

12.2    Place of Closing. The Closing shall be held at the offices of Seller at 10:00 a.m. Houston, Texas time or at such other time and place as Buyer and Seller may agree in writing.

12.3    Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Seller and Buyer shall each execute, acknowledge and deliver counterparts of the Assignment, Bill of Sale and Conveyance of the Assets, effective as of the Effective Time, substantially in the form of Exhibit C (the “Assignment”), for recordation in each appropriate jurisdiction in which the Assets are located;

(b)    Seller and Buyer shall each execute, acknowledge and deliver counterparts of such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Assets to Buyer, including any federal and state forms of assignment, as applicable;

(c)    Seller and Buyer shall each execute and deliver an acknowledgment of the Preliminary Settlement Statement;

(d)    Buyer shall cause the Closing Amount to be paid to Seller by wire transfer of immediately available funds to an account designated by Seller in the Preliminary Settlement Statement;

(e)    Buyer shall deliver to Seller the Share Consideration in book entry to Seller’s designated account in the name of Sanchez Energy Corporation or, at the election of Seller, to the designated account of an Affiliate of Seller in the name of such Seller Affiliate (the “Seller Designee”).

(f)    Seller or the Seller Designee, if any, and Buyer shall each execute, acknowledge and deliver counterparts of the Registration Rights Agreement, dated as of the Closing Date, substantially in the Form of Exhibit F (the “Registration Rights Agreement”).

(g)    Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof (on a form reasonably acceptable to Buyer), notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(h)    Seller shall, or shall cause its applicable Affiliates to, execute and deliver to Buyer (and to the other Working Interest owners of the Assets which Seller or any Affiliate of Seller or any contractor of any such Person operates, if any) all documents necessary for Seller or its Affiliates (as applicable) to resign as operator of all the Assets operated by Seller or its Affiliates and for Buyer or an Affiliate thereof to succeed Seller or its Affiliates as operator of all such Assets, including Railroad Commission of Texas Form P-4s executed by Seller or its Affiliates, as applicable;

(i)    Seller shall execute and deliver to Buyer an affidavit of non-foreign status under Section 1445 of the Code in the form of Exhibit D; and

(j)    Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13

POST-CLOSING OBLIGATIONS

13.1    Post-Closing Adjustments.

(a)    Final Settlement Statement. As soon as practicable after the Closing, but in no event earlier than 90 days or later than 180 days after Closing except as may be otherwise expressly provided herein, (the “Final Settlement Statement Due Date”), Seller will cause to be prepared and delivered to Buyer, in accordance with GAAP and customary industry accounting practices, a settlement statement setting forth each adjustment to the Purchase Price in accordance with Section 2.4 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price” and such statement, the “Final Settlement Statement”). Within 30 days after its receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller. The Parties shall endeavor to agree with respect to the changes proposed by Buyer, if any, by no later than 60 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement. Should the Parties fail to agree on the Final Settlement Statement and Final Purchase Price by such date, either Party may invoke the Dispute resolution procedures provided for in Section 13.1(b). The date upon which such agreement is reached or upon which the Final Purchase Price is determined pursuant to Section 13.1(b) shall be herein called the “Final Settlement Date.” If such agreed or determined Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five Business Days after the Final Settlement Date. If such agreed or determined Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five Business Days after the Final Settlement Date.

(b)    Dispute Resolution. Within ten days after either Party invokes the Dispute resolution procedures of this Section 13.1(b) pursuant to Section 13.1(a), the Parties shall mutually appoint (and either Party may on its own appoint such expert if the other Party refuses to act in good faith to jointly appoint such expert during such ten day period) an independent expert having the qualifications specified below (the “Accounting Expert”). If the Parties are unable to mutually agree upon the Accounting Expert within such ten day period, then the Parties shall, within ten days after the expiration of such foregoing ten day period, request that the AAA, acting through its offices in Houston, Texas, appoint the Accounting Expert. The Accounting Expert shall be a certified public accountant having a minimum of ten years’ experience with regard to the types of matters involved in the Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party or its Affiliates within the five year period preceding the submission of the Dispute. For the avoidance of doubt, the Accounting Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator. Within 15 days following the appointment of the Accounting Expert, Seller and/or Buyer shall provide the Accounting Expert with a copy of this Agreement, and each Party shall provide, both to the Accounting Expert and to each other, a summary of its position with regard to each such outstanding matter involving the Final Settlement Statement in a written document of five pages or less per outstanding Disputed matter. The Parties shall instruct the Accounting Expert that, within 30 days after receiving the last of the Parties’ respective submissions or the expiration of such 15 day period if either Party fails to make a submission, the Accounting Expert shall render a decision, choosing only either Buyer’s position or Seller’s position with respect to each Disputed matter. Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud. The Parties shall each bear one-half of the costs of the Accounting Expert and of any associated Dispute resolution proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute. The Final Settlement Statement shall be re-issued by Seller if and as necessary to conform to the Accounting Expert’s decision.

13.2    Records. Seller shall make the Records available for pick up by Buyer within 75 days following the Closing Date. Seller may retain copies of the Records, and Seller shall have the right to review and copy the original Records during standard business hours and upon reasonable notice to Buyer for so long as Buyer retains the Records, which shall be a minimum of six years after the Closing Date. Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.

13.3    Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested by the other Party, at such requesting Party’s cost, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 4.4(a) and Section 4.4(b). Promptly after Closing, Buyer shall: (a) record the Assignments of the Assets and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Entities and Buyer shall provide to Seller copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Entities; and (c) subject to the preceding sentence and Section 4.4(a) and Section 4.4(b) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals, at Buyer’s cost.

13.4    Tax Claims.

(a)    If notice of any action, suit, investigation, audit or other Claim is received by Buyer with respect to Taxes for which Seller may reasonably be expected to be liable under this Agreement or applicable Law (a “Tax Claim”), Buyer shall notify Seller in writing of such Tax Claim within ten days after it is received by Buyer. Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability.

(b)    Buyer shall have the right (but not the obligation), at its sole cost and liability and subject to releasing Seller from all obligations and to defending, indemnifying and holding Seller harmless from all liabilities under and with respect to any such Tax Claim, to elect to represent the interests of Seller in defending, settling, compromising, admitting, or acknowledging any Tax Claim received by Buyer as described in Section 13.4(a); provided, that Buyer shall keep Seller fully and currently apprised of all developments relating to such Tax Claim, and that Buyer shall not settle such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed; and also provided that if Buyer so elects to represent the interests of Seller in any such Tax Claim, at the further election of Seller (in the event Buyer elects to so represent the interests of Seller as to any such Tax Claim), Buyer and Seller shall jointly control (and shall share the costs and liabilities on a 50/50 several basis) any defense, settlement, compromise, admission, or acknowledgment of any Tax Claim, in which event no Tax Claim shall be settled or compromised without the prior written approval of each of Buyer and Seller, which shall not be unreasonably withheld, conditioned or delayed by either Party. In the event Buyer does not so elect to represent the interests of Seller in any Tax Claim, the provisions of Section 14.3(b) shall govern the conduct of any such Tax Claim. Buyer and Seller shall each provide the other with all information reasonably necessary to conduct a Tax Claim with respect to Taxes or the transactions contemplated by this Agreement.

(c)    Buyer shall not file an amended Tax Return relating to or in connection with the Assets with respect to any period or partial period ended on or before the Closing Date without the prior written consent of Seller, if such amendment would have, or would reasonably be expected to have, an adverse effect on Seller under this Agreement or under applicable Law.

ARTICLE 14

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1    Buyer’s Assumption of Liabilities and Obligations. Upon Closing, but (i) subject to and without limiting Buyer’s rights to indemnification pursuant to Section 14.2(a) and (ii) without limiting the amounts or benefits to Buyer with respect to the downward adjustments to the Purchase Price contemplated by Section 2.4(d) to which Buyer is entitled, Buyer shall assume and pay, perform, fulfill and discharge all Claims, costs, expenses, and other obligations and liabilities whatsoever accruing or relating to (a) the ownership and operation of the Assets, including owning, developing, exploring, operating and maintaining the Assets and the production, transportation and marketing of Hydrocarbons from the Assets, the payment of Property Expenses and the make-up and balancing obligations for overproduction of Hydrocarbons from the Wells; (b) all Plugging and Abandonment Obligations attributable to the Wells described on Exhibit B and Environmental Liabilities involving the Assets; and (c) all liabilities for royalty and all overriding royalty payments with respect to the Assets, in each case with respect to clauses (a), (b) and (c) above, whether such Claims, costs, expenses or other obligations and liabilities relate to, arise from or are attributable to the period of time prior to, on or after the Effective Time (all of the foregoing, collectively, the “Assumed Liabilities”).

14.2    Indemnification. For purposes hereof, “Losses” shall mean any and all costs (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), expenses (including interest), charges, judgments, awards, settlements, damages, penalties, fines, prosecutions, duties, obligations and other liabilities of any type, including those incurred pursuant to or otherwise involving any Claim, and including those pertaining to or in any way derivative from any personal injury, illness or death, damage, loss or destruction of real or personal property or of any natural resources, any pollution of other harm to or destruction of the Environment or infringement upon or other impairment of any intellectual property rights.

(a)    Seller’s Indemnification of Buyer. Effective as of Closing, Seller hereby defends, indemnifies, and saves and holds harmless Buyer, Buyer’s Affiliates and Buyer’s and Buyer’s Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Buyer Indemnified Parties”) from and against all Losses related to the Assets, to the extent attributable to or arising out of (1) (i) existing litigation; (ii) personal injury and wrongful death and property damage claims relating to events occurring prior to the Closing; (iii) claims arising from the offsite disposal of hazardous or toxic substances, pollutants, contamination solid wastes or Hydrocarbons occurring prior to the Closing; (iv) Plugging and Abandonment Obligations attributable to Wells other than those described on Exhibit B; (v) liabilities associated with the payment of or failure to pay royalties, overriding royalties, or other disbursements of production or proceeds of production and escheat obligations to the extent relating to periods prior to the Effective Date; (vi) liabilities for payment of taxes attributable to periods prior to the Effective Date; (vii) liabilities for joint interest billings related to Properties operated by Seller for periods prior to the Closing; (viii) liabilities arising from, based upon, related to or associated with ownership, use or operation of the Excluded Assets; (2) any breach by Seller of any of Seller’s representations and warranties contained in ARTICLE 6 (or the corresponding affirmations of such representations and warranties made by Seller in the certificate delivered pursuant to Section 10.3); (3) any breach by Seller of its covenants and agreements hereunder; or (4) Seller Taxes (all of the foregoing, collectively, the “Retained Obligation”).

(b)    Buyer’s Indemnification of Seller. Effective as of Closing, Buyer hereby releases, defends, indemnifies, and saves and holds harmless Seller, Seller’s Affiliates and Seller’s and Seller’s Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Seller Indemnified Parties”) from and against all Losses to the extent attributable to or arising out of: (1) the Assumed Liabilities; (2) any breach by Buyer of any of Buyer’s representations or warranties in ARTICLE 7 (or the corresponding affirmations of such representations and warranties made by Buyer in the certificate delivered pursuant to Section 10.2(c)); (3) any breach by Buyer of its covenants and agreements hereunder; or (4) Buyer Taxes, EVEN, IN EACH AND ANY CASE, IF SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(c)    Limitations on Indemnity.

(1)    Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability for defense and indemnification hereunder or for any Loss pursuant to Section 14.2(a) unless (A) the amount of an applicable indemnifiable Loss exceeds

$200,000 (the “Per Item Threshold”) and (B) the total value of all such Losses in excess of the Per Item Threshold, in the aggregate, exceeds 4% of the unadjusted Purchase Price (the “Deductible”), after which point the Buyer Indemnified Parties shall be entitled to defense and indemnification pursuant to Section 14.2(a) only to the incremental extent of the value of any such Losses in excess of the Deductible.

(2)    The maximum liability of Seller for all of its obligations hereunder and under any other agreement, contract or instrument contemplated herein, including for Title Defects, Environmental Defects and defense and indemnification pursuant to Section 14.2(a) with respect to Losses suffered by the Buyer Indemnified Parties (including Losses for which the Deductible applies), shall not exceed, in the aggregate, 15% of the unadjusted Purchase Price (the “Cap”).

(3)    Notwithstanding the foregoing or anything to the contrary in this Section 14.2(c), the Per Item Threshold, Deductible and Cap will not apply, to (A) any breach by Seller of any of its Fundamental Representations or (B) any breach by Seller of obligations under Section 14.2(a)(3); provided, however, that in no event shall Seller’s aggregate liability under the aforementioned provisions, together with all other liabilities of Seller under this Agreement and any other agreement, contract or instrument contemplated herein (including with respect to the “special warranty” contained in the Assignment), exceed 100% of the Purchase Price.

(4)    Notwithstanding anything in this Agreement to the contrary, in no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Assets and the Companies, and in no event shall Seller have any liability to Buyer with respect to any breach of any representation, warranty or covenant under this Agreement to the extent that Buyer was aware of such breach as of the Closing Date.

(d)    Sole Remedy. Notwithstanding anything in this Agreement to the contrary or in any other agreement, contract or instrument contemplated herein, from and after Closing, Seller’s and Buyer’s sole and exclusive remedies against each other with respect to any and all Claims for breaches of the representations, warranties, covenants and agreements contained in this Agreement or under any other agreement, contract or instrument contemplated herein (including the affirmations of the representations and warranties contained in the certificates delivered by each Party at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable) or otherwise in connection with the transactions contemplated hereby, are exclusively set forth in Section 3.3(d), Section 8.2(b), Section 9.3, Section 9.5, this Section 14.2 and the “special warranty” contained in the Assignment, and if no such right of defense or indemnification or to be held harmless is expressly provided in Section 3.3(d), Section 8.2(b), Section 9.3, Section 9.5, this Section 14.2 or the “special warranty” contained in the Assignment, then such Claims are hereby waived by the Parties to the fullest extent permitted by Law. Except for the remedies contained in Section 3.3(d), Section 8.2(b), Section 9.3, Section 9.5, this Section 14.2 and the “special warranty” contained in the Assignment, each Party (including as to its respective Indemnified Parties) releases, remises, and forever discharges the other Party (including as to its respective Indemnified Parties) from any and all suits, legal or administrative proceedings, Claims, demands, damages, Losses, costs, liabilities, interest, causes of action and other obligations whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or any other agreement, contract or instrument contemplated herein, Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES (IN EACH CASE) EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE, SIMPLE, SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PERSON, OR BY A PREEXISTING CONDITION.

(e)    Waiver of Non-Compensatory Damages. None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from Seller, Buyer, or their respective Affiliates or other Representatives, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising under or in connection with this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby.

14.3    Claims Procedure. The defense, indemnification and hold harmless obligations contained in Section 3.3(d), Section 8.2(b), Section 9.5, this Section 14.2 and the “special warranty” contained in the Assignment shall be implemented as follows:

(a)    Claim Notice. The Party seeking defense and indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable under Section 14.4 to the particular Loss that is the subject of such Claim Notice and must state, to the extent of the information reasonably available to the Indemnified Party: (1) the amount of each payment or other obligation claimed by an Indemnified Party to be owing or other Loss for which the Indemnified Party is seeking defense, indemnification and to be held harmless, (2) the basis for such Claim, with supporting documentation if available, and (3) a list identifying, to the extent reasonably possible, each separate item of Loss for which payment or any other obligation is so claimed. Within 30 days of receipt of a Claim Notice, the Indemnifying Party may provide written notice to the Indemnified Party that it accepts, contests or rejects the Losses identified in such Claim Notice or its responsibility for same. Any failure of the Indemnifying Party to provide such notice within such time period shall be deemed to be a rejection by such Indemnifying Party of such Losses and its responsibility for same. If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification Claim, and the Indemnified Party shall provide the additional information reasonably requested to the extent reasonably available to it. Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection. All disputed defense, indemnification and hold harmless Claims shall be resolved by Buyer and Seller in accordance with either (A) a mutual agreement between Buyer and Seller, which shall be memorialized in writing, or (B) Section 15.8(b), which may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification and hold harmless Claim arising under this Agreement.

(b)    Information. Promptly after the Indemnified Party receives notice of a Claim or legal action by a Third Party that may result in a Loss for which defense, indemnification and the right to be held harmless may be sought under this ARTICLE 14 (a “Third Party Claim”), the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other material information reasonably available to the Indemnified Party with respect to such Third Party Claim. Except as otherwise provided in Section 13.4(b), at the election of the Indemnifying Party, made within 30 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume sole management and control of such Third Party Claim (to the extent only that such Third Party Claim relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any cost or other liability to the Indemnified Party for which it is entitled to be defended, indemnified or held harmless hereunder, without its consent. If the Indemnifying Party elects to assume such control, (i) any and all expense incurred by the Indemnified Party thereafter for investigation, defense or other handling of the matter shall be borne by the Indemnified Party, except as to those reasonable expenses incurred in responding to any request or instruction by the Indemnifying Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall reasonably request as necessary for the proper defense of such Third Party Claim. In the absence of such an election, the Indemnified Party will reasonably endeavor to defend, at the Indemnifying Party’s expense, any Third Party Claim to which such Indemnifying Party’s defense, indemnification and hold harmless obligation under this ARTICLE 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle or otherwise resolve the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense and liability, subject to the Indemnifying Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, further, that if the Indemnifying Party fails to grant such consent, it shall immediately assume such defense, indemnification and hold harmless obligation from the Indemnified Party and reimburse the Indemnified Party for all expenses and other obligations and liabilities incurred by it prior to such point in time. If any such Third Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third Party Claim or either Party’s position with respect to such Third Party Claim. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof, subject to the Indemnifying Party’s sole management and control of the defense of any such Third Party Claim in its sole good faith judgment; provided, however, that, notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party in writing that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim). In the event that the Indemnifying Party has any Dispute regarding whether it is obligated to defend, indemnify and hold harmless the Indemnified Party as to any Third Party Claim or other Claim or any Dispute as to the scope of any such defense, indemnity and hold harmless obligation as to a Third Party Claim or other Claim, such Dispute shall be resolved in accordance with either (A) a mutual agreement between Buyer and Seller, which shall be memorialized in writing, or (B) Section 15.8(b), which may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification and hold harmless Claim arising under this Agreement.

14.4    Survival of Warranties, Representations and Covenants.

(a)    Subject to Section 14.4(c), (1) the representations and warranties of the Parties in ARTICLE 6 and ARTICLE 7 (other than the Fundamental Representations and the representations and warranties contained in Section 7.12, Section 7.13, Section 7.14, Section 7.15, Section 7.16 and Section 7.17), the affirmations of such representations and warranties contained in the certificates to be delivered at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable) shall, in each case, survive the Closing for a period of one year, (2) the Fundamental Representations and the representations and warranties contained in Section 7.12, Section 7.13, Section 7.14, Section 7.15, Section 7.16 and Section 7.17 (and the affirmations of such representations and warranties contained in the certificate to be delivered at Closing pursuant to Section 10.2(c)) shall survive the Closing until 30 days after the expiration of the statute of limitations applicable thereto, (3) the covenants of Seller contained in Section 8.1(c) shall survive the Closing for a period of one year after the Closing Date, (4) the covenants of Buyer contained in Section 8.2(d) shall terminate at Closing, (5) the covenants of Buyer contained in Section 14.1 shall survive without time limit, (6) the covenants of the Parties contained in Section 14.2 shall survive as specified in Section 14.4(c) and (7) the remainder of this Agreement, including the other covenants and agreements of the Parties contained herein, shall survive until the first anniversary of the Closing Date or such shorter time as expressed in such covenant or agreement. It is the intent of the Parties to shorten the application of statute of limitations as set forth in this Section 14.4(a).

(b)    Representations, warranties, covenants and agreements (and any certificate related thereto) shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide Claim asserted through a Claim Notice delivered pursuant to Section 14.3 with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)    The indemnities in (1) Section 14.2(a) shall survive the Closing for one year; (2) Section 14.2(b)(2) and Section 14.2(b)(3) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date; (3) Section 14.2(b)(4) shall survive the Closing until 30 days after the expiration of the statute of limitations applicable thereto, and (4) Section 14.2(b)(1) shall survive the Closing without time limit.

14.5    Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Third Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.6    Tax Treatment of Indemnity Payments. Any payment pursuant to this ARTICLE 14 shall be treated for Tax purposes as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.

ARTICLE 15

MISCELLANEOUS

15.1    Schedules and Exhibits. The Schedules and Exhibits hereto constitute a part of this Agreement. The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

15.2    Expenses. Except as may be otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses. Notwithstanding any other provision of this Agreement, Seller shall pay all Seller Transaction Costs and Buyer shall pay all Buyer Transaction Costs.

15.3    Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice as follows: (a) if personally delivered, when received; (b) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (c) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, or (d) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier. All notices shall be addressed as follows:

If to Buyer:	If to Seller:

SN Marquis LLC	Lonestar Resources US, Inc.
1000 Main Street, Suite 3000	600 Bailey Ave, Suite 200
Houston, TX 77002	Fort Worth, Texas, 76107
Attn: Business Development, Daniel Furbee	Attn: Frank D. Bracken, III
Phone: 713-783-8000_	Phone: 817.546.6400
Fax: 817.546.8641

With a copy to:	With a copy to:
(which shall not constitute notice hereunder)	(which shall not constitute notice hereunder)

SN Marquis LLC 1000 Main Street, Suite 3000 Houston, TX 77002Attn: General Counsel, Gregory Kopel Phone: 713-783-8000	Lonestar Resources, Inc. 600 Bailey Ave, Suite 200 Fort Worth, Texas 76107 Attn: John K. Evans, Phone: 817.546.6391 Fax: 817.806.5112

Any Party may, by three Business Days’ prior written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4    Amendments. This Agreement may not be amended except by an instrument expressly modifying this Agreement signed by each of the Parties. Except for waivers specifically provided for in this Agreement, no waiver by either Party of any breach of any provision of this Agreement shall be binding unless made expressly in writing. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (regardless of whether similar), and no such waiver shall constitute a continuing waiver unless expressly so provided. Delay in the exercise, or non-exercise, of any such right is not a waiver of that right.

15.5    Assignment. Except as otherwise provided in Section 9.5 and this Section 15.5, neither Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties and obligations hereunder without the prior written consent of the other Party. Any attempted assignment which does not comply with the foregoing provisions shall be deemed null and void. Notwithstanding the foregoing, Seller may assign any or all of its rights or obligations hereunder to any of its Affiliate at any time, subject to the provision of prior written notice thereof to Buyer and to the undertaking by such Affiliate to assume all of Seller’s rights, duties and obligations hereunder.

15.6    DISCLAIMERS.

(a)    EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE “SPECIAL WARRANTY”

CONTAINED IN THE ASSIGNMENT, SELLER MAKES NO, AND DISCLAIMS ALL, WARRANTIES OR REPRESENTATIONS OF ANY KIND AS TO ANY INFORMATION OBTAINED BY BUYER OR ITS REPRESENTATIVES PURSUANT TO THIS ARTICLE 3, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN. BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM, OR ANY ACTIONS (OR INACTIONS) OF BUYER FOLLOWING, ITS DUE DILIGENCE REVIEW SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT AND SHALL BE AT BUYER’S SOLE RISK AND LIABILITY.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES (AND BUYER IS NOT RELYING UPON) ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS (INCLUDING THE VALUE, CONDITION OR USE OF ANY ASSET) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OR OTHER UNDERTAKINGS NOT CONTAINED IN THIS AGREEMENT, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES.

(c)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF ITS REPRESENTATIVES, INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES.

(d)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO (1) SELLER’S TITLE TO ANY OF THE ASSETS, (2) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING OR OTHER CONSULTANT, ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY OTHER TECHNICAL, FINANCIAL, COMMERCIAL OR

OTHER ANALYSIS OR EVALUATION RELATING TO THE ASSETS, (3) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (4) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR PAST, PRESENT OR FUTURE REVENUES OR PROFITS GENERATED BY THE ASSETS, (5) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION FROM THE ASSETS HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (6) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (7) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN OR THAT MAY BE MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

(e)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

15.7    Counterparts Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8    Governing Law.

(a)    THIS AGREEMENT, ALL ISSUES ARISING HEREUNDER, ALL TRANSACTIONS CONTEMPLATED HEREBY AND ANY EXPERT DISPUTE RESOLUTION PROCEDURE CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH, AND EXCLUSIVELY

GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAWS OR CHOICE OF LAW PRINCIPLES OR RULES WHICH MAY REFER ANY MATTER TO ANOTHER JURISDICTION FOR RESOLUTION.

(b)    EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN HARRIS COUNTY, THE STATE OF TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.3(b), SECTION 4.3, SECTION 5.3(f) AND SECTION 13.1(b). EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)    EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.8(c).

15.9    Entire Agreement. This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement and the documents delivered at Closing by or on behalf of each Party and its Affiliates constitutes the entire agreement and understanding between the Parties and their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings relating to such subject matter.

15.10    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

15.11    No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties and their respective Indemnified Parties and their respective successors and permitted assigns; provided that only each of the Parties will have the right (but not the obligation) to enforce the provisions of this Agreement on its own behalf or on behalf of any of its respective Indemnified Parties.

15.12    Publicity. Subject to any exception in Section 8.2(d), neither Buyer nor Seller nor any of their respective Representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or by the applicable rules, regulations or orders of any Governmental Entity or stock exchange, in which case, each Party shall to the extent practicable provide the other Party a draft of such release or other announcement prior to the issuance thereof, and give reasonable consideration to such comments as the other Party may have, prior to such release or other announcement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement restricts a Party from disclosing information or making any other announcement consistent with any information in any disclosure made in compliance with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

SELLER:

SN MARQUIS LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

BUYER:

LONESTAR RESOURCES US, INC.

By:	/s/ Frank D. Bracken, III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]